Exhibit 99.2

Item 8.	Financial Statements and Supplementary Data

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Annual Financial Statements

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	2
Consolidated statements of net income for the five months ended May 31, 2010, the seven months ended December 31, 2010 and the years ended December 31, 2011 and 2012	3
Consolidated statements of comprehensive income for the five months ended May 31, 2010, the seven months ended December 31, 2010 and the years ended December 31, 2011 and 2012	4
Consolidated balance sheets as of December 31, 2011 and December 31, 2012	5
Consolidated statements of changes in equity (deficit) for the five months ended May 31, 2010, the seven months ended December 31, 2010 and the years ended December 31, 2011 and 2012	6
Consolidated statements of cash flows for the five months ended May 31, 2010, the seven months ended December 31, 2010 and the years ended December 31, 2011 and 2012	7
Notes to consolidated financial statements	8
Schedule II—Valuation and Qualifying Accounts	52

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Cooper-Standard Holdings Inc.

We have audited the accompanying consolidated balance sheets of Cooper-Standard Holdings Inc. as of December 31, 2012 and 2011, and the related consolidated statements of net income, comprehensive income, changes in equity (deficit) and cash flows for the years ended December 31, 2012 and 2011, the period from June 1, 2010 to December 31, 2010 (Successor), and the period from January 1, 2010 to May 31, 2010 (Predecessor). Our audits also included the financial statement schedule included in Item 8. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cooper-Standard Holdings Inc. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for the years ended December 31, 2012 and 2011, the period from June 1, 2010 to December 31, 2010 (Successor), and the period from January 1, 2010 to May 31, 2010 (Predecessor), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 1 and 3 to the consolidated financial statements, on May 12, 2010, the United States Bankruptcy Court for the District of Delaware entered an order confirming the Plan of Reorganization, which became effective on May 27, 2010. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with FASB Accounting Standards CodificationTM 852, “Reorganizations,” for the Successor as a new entity with assets, liabilities and a capital structure having carrying values that are not comparable to prior periods.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Cooper-Standard Holdings Inc.’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2013, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Detroit, Michigan

February 28, 2013, except for Notes 7 and 20, as to which the date is August 7, 2013.

COOPER-STANDARD HOLDINGS INC.

CONSOLIDATED STATEMENTS OF NET INCOME

(Dollar amounts in thousands except per share amounts)

	Predecessor	Successor
	Five Months Ended May 31, 2010	Seven Months Ended December 31, 2010	Year Ended December 31,
			2011	2012
Sales	$1,009,128	$1,405,019	$2,853,509	$2,880,902
Cost of products sold	832,201	1,172,350	2,402,920	2,442,014

Gross profit	176,927	232,669	450,589	438,888
Selling, administration & engineering expenses	92,166	159,573	257,559	281,268
Amortization of intangibles	319	8,982	15,601	15,456
Impairment charges	—	—	—	10,069
Restructuring	5,893	488	52,206	28,763

Operating profit	78,549	63,626	125,223	103,332
Interest expense, net of interest income	(44,505)	(25,017)	(40,559)	(44,762)
Equity earnings	3,613	3,397	5,425	8,778
Reorganization items and fresh-start accounting adjustments, net	303,453	—	—	—
Other income (expense), net	(21,156)	4,214	7,174	(63)

Income before income taxes	319,954	46,220	97,263	67,285
Provision (benefit) for income tax expense	39,940	5,095	20,765	(31,531)

Consolidated net income	280,014	41,125	76,498	98,816
Net (income) loss attributable to noncontrolling interests	(322)	(549)	26,346	3,988

Net income attributable to Cooper-Standard Holdings Inc.	$279,692	$40,576	$102,844	$102,804

Earnings per share
Basic		$1.64	$4.27	$4.40
Diluted		$1.55	$3.93	$4.14

The accompanying notes are an integral part of these consolidated financial statements.

COOPER-STANDARD HOLDINGS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollar amounts in thousands)

	Predecessor	Successor
	Five Months Ended May 31, 2010	Seven Months Ended December 31, 2010	Year Ended December 31,
			2011	2012
Consolidated net income	$280,014	$41,125	$76,498	$98,816
Other comprehensive income (loss):
Currency translation adjustment	(31,074)	41,038	(28,967)	2,051
Benefit plan liability, net of tax (1)	126	4,962	(32,620)	(36,360)
Fair value change of derivatives, net of tax (2)	(81)	91	80	79

Other comprehensive income (loss), net of tax	(31,029)	46,091	(61,507)	(34,230)

Comprehensive income	248,985	87,216	14,991	64,586
Less: Comprehensive (income) loss attributable to noncontrolling interests	(339)	(759)	29,503	5,239

Comprehensive income attributable to Cooper-Standard Holdings Inc.	$248,646	$86,457	$44,494	$69,825

(1)	Other comprehensive income (loss) related to the benefit plan liability is net of a tax effect of $34, ($489), $2,303 and $10,055 for the five months ended May 31, 2010, the seven months ended December 31, 2010, and the years ended December 31, 2011 and 2012, respectively.
(2)	Other comprehensive income (loss) related to the fair value change of derivatives is net of a tax effect of $194, ($36), ($34) and ($29) for the five months ended May 31, 2010, the seven months ended December 31, 2010, and the years ended December 31, 2011 and 2012, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

COOPER-STANDARD HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2011 and 2012

(Dollar amounts in thousands except share amounts)

	December 31, 2011	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$361,745	$270,555
Accounts receivable, net	433,947	499,576
Inventories, net	139,726	143,253
Prepaid expenses	26,295	21,902
Other	43,808	55,186

Total current assets	1,005,521	990,472
Property, plant and equipment, net	619,717	628,608
Goodwill	136,406	133,716
Intangibles, net	131,691	116,724
Deferred tax assets	31,968	72,718
Other assets	78,485	83,739

	$2,003,788	$2,025,977

Liabilities and Equity
Current liabilities:
Debt payable within one year	$33,093	$32,556
Accounts payable	256,671	271,355
Payroll liabilities	84,591	102,857
Accrued liabilities	108,628	80,148

Total current liabilities	482,983	486,916
Long-term debt	455,559	450,809
Pension benefits	192,124	201,104
Postretirement benefits other than pensions	68,242	69,142
Deferred tax liabilities	18,803	10,801
Other liabilities	44,614	42,131

Total liabilities	1,262,325	1,260,903

Redeemable noncontrolling interests	14,344	14,194

7% Cumulative participating convertible preferred stock, $0.001 par value, 10,000,000 shares authorized at December 31, 2011, and December 31, 2012; 1,007,444 shares issued and 1,003,108 outstanding at December 31, 2011 and 964,247 shares issued and 958,333 outstanding at December 31, 2012	125,916	121,649
Equity:
Common stock, $0.001 par value, 190,000,000 shares authorized at December 31, 2011 and December 31, 2012; 18,416,957 shares issued and 18,323,443 outstanding at December 31, 2011 and 18,426,831 shares issued and 17,275,852 outstanding at December 31, 2012	17	16
Additional paid-in capital	485,637	471,851
Retained earnings	124,674	201,907
Accumulated other comprehensive loss	(12,469)	(45,448)

Total Cooper-Standard Holdings Inc. equity	597,859	628,326
Noncontrolling interests	3,344	905

Total equity	601,203	629,231

Total liabilities and equity	$2,003,788	$2,025,977

The accompanying notes are an integral part of these consolidated financial statements.

COOPER-STANDARD HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(Dollar amounts in thousands except share amounts)

		Total Equity
	Redeemable Noncontrolling Interests	Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Cooper- Standard Holdings Inc. Equity (Deficit)	Noncontrolling Interest	Total Equity (Deficit)
Balance at December 31, 2009 - Predecessor	$2,497	3,482,612	$35	$356,316	$(636,278)	$(31,037)	$(310,964)	$1,967	$(308,997)
Stock-based compensation				244			244		244
Deconsolidation of noncontrolling interest								(1,844)	(1,844)
Net income five months ended May 31, 2010	264				279,692		279,692	58	279,750
Other comprehensive income (loss)	17					(31,046)	(31,046)	—	(31,046)
Reorganization and fresh start accounting adjustments	2,922	(3,482,612)	(35)	(356,560)	356,586	62,083	62,074	2,182	64,256

Balance at May 31, 2010 - Predecessor	5,700	—	—	—	—	—	—	2,363	2,363
Issuance of common stock		17,489,693	17	473,275			473,292		473,292
Initial grant awards		859,971

Balance at May 31, 2010 - Successor	5,700	18,349,664	17	473,275	—	—	473,292	2,363	475,655
Stock-based compensation				5,431			5,431		5,431
Initial grant awards		26,448
Dividends paid					(4,734)		(4,734)		(4,734)
Net income seven months ended December 31, 2010	334				40,576		40,576	215	40,791
Other comprehensive income	181					45,881	45,881	29	45,910

Balance at December 31, 2010 - Successor	6,215	18,376,112	17	478,706	35,842	45,881	560,446	2,607	563,053
Shares issued under stock option plans		14,945		(388)			(388)		(388)
Preferred stock redemption premium					(1,710)		(1,710)		(1,710)
Stock based compensation, net		(67,614)		8,975	(953)		8,022		8,022
Preferred stock dividends					(7,278)		(7,278)		(7,278)
FMEA joint venture transaction	34,298			(1,656)			(1,656)		(1,656)
Accretion of redeemable noncontrolling interest	4,071				(4,071)		(4,071)		(4,071)
Net income (loss) for 2011	(27,045)				102,844		102,844	699	103,543
Other comprehensive income (loss)	(3,195)					(58,350)	(58,350)	38	(58,312)

Balance at December 31, 2011 - Successor	14,344	18,323,443	17	485,637	124,674	(12,469)	597,859	3,344	601,203
Shares issued under stock option plans		21,356		(346)			(346)		(346)
Preferred stock redemption premium					(1,376)		(1,376)		(1,376)
Repurchase of common stock		(1,030,319)	(1)	(24,933)	(11,961)		(36,895)		(36,895)
Converted preferred stock shares		2,278		68			68		68
Stock based compensation, net		(40,906)		11,277	(672)		10,605		10,605
Preferred stock dividends					(6,764)		(6,764)		(6,764)
Accretion of redeemable noncontrolling interest	4,798				(4,798)		(4,798)		(4,798)
Purchase of noncontrolling interest				148			148	(2,148)	(2,000)
Net income (loss) for 2012	(3,688)				102,804		102,804	(300)	102,504
Other comprehensive income (loss)	(1,260)					(32,979)	(32,979)	9	(32,970)

Balance at December 31, 2012 - Successor	$14,194	17,275,852	$16	471,851	$201,907	$(45,448)	$628,326	$905	$629,231

The accompanying notes are an integral part of these consolidated financial statements.

COOPER-STANDARD HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

	Predecessor	Successor
	Five Months Ended May 31, 2010	Seven Months Ended December 31, 2010	Year Ended December 31,
			2011	2012
Operating Activities:
Consolidated net income	$280,014	$41,125	$76,498	$98,816
Adjustments to reconcile consolidated net income to net cash provided by (used in) operating activities:
Depreciation	35,333	57,687	108,473	107,275
Amortization of intangibles	319	8,982	15,601	15,456
Impairment charges	—	—	—	10,069
Reorganization items and fresh-start adjustments	(303,453)	—	—	—
Non-cash restructuring charges	46	468	383	4,155
Amortization of debt issuance cost	11,505	714	1,253	1,263
Stock-based compensation expense	244	6,351	12,096	15,306
Gain on partial sale of joint venture	—	—	(11,423)	—
Gain on sale of fixed assets	—	—	—	(6,687)
Deferred income taxes	31,049	(7,760)	(525)	(41,386)
Changes in operating assets and liabilities:
Accounts receivable	(33,553)	47,665	(27,246)	(61,735)
Inventories	(11,824)	7,663	(4,641)	(2,237)
Prepaid expenses	(6,412)	6,904	(7,356)	2,969
Accounts payable	(59,180)	(3,856)	54,883	14,581
Accrued liabilities	29,561	15,105	(38,228)	(15,750)
Other	(49,044)	(10,452)	(7,429)	(57,694)

Net cash provided by (used in) operating activities	(75,395)	170,596	172,339	84,401
Investing activities:
Capital expenditures, including other intangible assets	(22,935)	(54,441)	(108,339)	(131,067)
Acquisition of businesses, net of cash acquired	—	—	28,487	(1,084)
Investment in affiliate	—	—	(10,500)	—
Proceeds from partial sale of joint venture	—	—	16,000	—
Proceeds from sale of fixed assets	3,851	2,603	599	14,581

Net cash used in investing activities	(19,084)	(51,838)	(73,753)	(117,570)
Financing activities:
Payments on debtor-in-possession financing	(175,000)	—	—	—
Proceeds from issuance of long-term debt	450,000	—	—	—
Increase (decrease) in short term debt, net	(2,069)	3,879	(5,815)	(428)
Cash dividends paid	—	(3,163)	(7,116)	(6,784)
Principal payments on long-term debt	(709,574)	(2,123)	(4,047)	(5,110)
Purchase of noncontrolling interest	—	—	—	(2,000)
Proceeds from issuance of preferred and common stock	355,000	—	—	—
Debt issuance cost and back stop fees	(30,991)	—	—	—
Repurchase of preferred stock	—	—	(7,470)	(6,838)
Repurchase of common stock	—	—	—	(36,895)
Other	—	48	(136)	(21)

Net cash used in financing activities	(112,634)	(1,359)	(24,584)	(58,076)
Effects of exchange rate changes on cash	5,528	(1,618)	(6,707)	55

Changes in cash and cash equivalents	(201,585)	115,781	67,295	(91,190)
Cash and cash equivalents at beginning of period	380,254	178,669	294,450	361,745

Cash and cash equivalents at end of period	$178,669	$294,450	$361,745	$270,555

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except Note 23, per share and share amounts)

1. Description of Business

Description of business

Cooper-Standard Holdings Inc. (together with its consolidated subsidiaries, the “Company,” “Cooper Standard,” “we,” “our” or “us”), through its wholly-owned subsidiary CSA U.S., is a leading manufacturer of fluid handling, body sealing, and Anti-Vibration Systems (“AVS”) components, systems, subsystems and modules. The Company’s products are primarily for use in passenger vehicles and light trucks that are manufactured by global automotive original equipment manufacturers (“OEMs”) and replacement markets. The Company conducts substantially all of its activities through its subsidiaries.

The Company believes that they are the largest global producer of body sealing systems, the second largest global producer of the types of fluid handling products that they manufacture and one of the largest North American producers of AVS business. They design and manufacture their products in each major region of the world through a disciplined and sustained approach to engineering and operational excellence. The Company operates in 69 manufacturing locations and nine design, engineering, and administrative locations in 19 countries around the world.

On May 27, 2010, the Company and certain of its U.S. and Canadian subsidiaries emerged from under Chapter 11 of the Bankruptcy Code. In accordance with the provisions of Financial Accounting Standards board (“FASB”) Accounting Standards Codification (“ASC”) 852, “Reorganizations,” the Company adopted fresh-start accounting upon its emergence from Chapter 11 bankruptcy proceedings and became a new entity for financial reporting purposes as of June 1, 2010. Accordingly, the consolidated financial statements for the reporting entity subsequent to emergence from Chapter 11 bankruptcy proceedings (the “Successor”) are not comparable to the consolidated financial statements for the reporting entity prior to emergence from Chapter 11 bankruptcy proceedings (the “Predecessor”). The “Company,” when used in reference to the period subsequent to emergence from Chapter 11 bankruptcy proceedings, refers to the Successor, and when used in reference to periods prior to emergence from Chapter 11 bankruptcy proceedings, refers to the Predecessor. For further information, see Note 3. “Reorganization Under Chapter 11 of the Bankruptcy Code and Fresh-Start Accounting.”

2. Significant Accounting Policies

Principles of combination and consolidation – The consolidated financial statements include the accounts of the Company and the wholly-owned and less than wholly-owned subsidiaries controlled by the Company. All material intercompany accounts and transactions have been eliminated. Acquired businesses are included in the consolidated financial statements from the dates of acquisition.

The equity method of accounting is followed for investments in which the Company does not have control, but does have the ability to exercise significant influence over operating and financial policies. Generally this occurs when ownership is between 20 to 50 percent. The cost method is followed in those situations where the Company’s ownership is less than 20 percent and the Company does not have the ability to exercise significant influence.

The Company’s investment in Nishikawa Standard Company (“NISCO”), a 40 percent owned joint venture in the United States, is accounted for under the equity method. This investment totaled $14,601 and $17,424 at December 31, 2011 and 2012, respectively, and is included in other assets in the accompanying consolidated balance sheets. In March 2011, the Company sold a 10% ownership interest in NISCO for $16,000. As a result of this transaction, the Company’s ownership percentage in NISCO has decreased from 50% to 40%, and a gain of $11,423 was recognized in other income in the consolidated financial statements for the year ended December 31, 2011. In 2011, the Company received from NISCO a dividend of $4,750 all of which was related to earnings. In 2012, the Company received from NISCO a dividend of $800, all of which was related to earnings.

The Company’s investment in Guyoung, a 20 percent owned joint venture in Korea, is accounted for under the equity method. This investment totaled $2,060 and $2,014 at December 31, 2011 and 2012, respectively, and is included in other assets in the accompanying consolidated balance sheets.

The Company’s investment in Huayu-Cooper Standard Sealing Systems Co. Ltd. (“Huayu”), a 47.5 percent owned joint venture in China, is accounted for under the equity method. This investment totaled $24,602 and $26,815 at December 31, 2011 and 2012, respectively, and is included in other assets in the accompanying consolidated balance sheets. In 2011, the Company received from Huayu a dividend of $1,790 all of which was related to earnings. In 2012, the Company received from Huayu a dividend of $2,519 all of which was related to earnings.

During 2011, the company acquired a 20% ownership interest in NISCO Thailand, a joint venture in Thailand. This investment, accounted for under the equity method, totaled $11,296 and $13,056 at December 31, 2011 and 2012, respectively, and is included in other assets in the accompanying consolidated balance sheets. In 2012, the Company received from NISCO Thailand a dividend of $82, all of which was related to earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

During 2011, the company acquired a 50% ownership interest in Sujan Barre Thomas AVS Private Limited, a joint venture in India. This investment, accounted for under the equity method, totaled $1,751 and $2,944 at December 31, 2011 and 2012, respectively, and is included in other assets in the accompanying consolidated balance sheets

Foreign currency – The financial statements of foreign subsidiaries are translated to U.S. dollars at the end-of-period exchange rates for assets and liabilities and at a weighted average exchange rate for each period for revenues and expenses. Translation adjustments for those subsidiaries whose local currency is their functional currency are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Transaction related gains and losses arising from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency are recognized in earnings as incurred, except for those intercompany balances which are designated as long-term.

Cash and cash equivalents – The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts receivable – The Company records trade accounts receivable when revenue is recorded in accordance with its revenue recognition policy and relieves accounts receivable when payments are received from customers. Generally the Company does not require collateral for its accounts receivable.

Allowance for doubtful accounts – The allowance for doubtful accounts is established through charges to the provision for bad debts. The Company evaluates the adequacy of the allowance for doubtful accounts on a periodic basis. The evaluation includes historical trends in collections and write-offs, management’s judgment of the probability of collecting accounts and management’s evaluation of business risk. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. The allowance for doubtful accounts was $3,028 and $3,727 at December 31, 2011 and 2012, respectively.

Advertising expense – Expenses incurred for advertising are generally expensed when incurred. Advertising expense was $258 for the five months ended May 31, 2010, $426 for the seven months ended December 31, 2010, $1,463 for the year ended December 31, 2011, and $1,839 for the year ended December 31, 2012.

Inventories – Inventories are valued at lower of cost or market. Cost is determined using the first-in, first-out method. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs. The Company records inventory reserves for inventory in excess of production and/or forecasted requirements and for obsolete inventory in production. As of December 31, 2011 and 2012, inventories are reflected net of reserves of $17,287 and $20,987, respectively.

	December 31, 2011	December 31, 2012
Finished goods	$34,446	$37,415
Work in process	34,466	32,383
Raw materials and supplies	70,814	73,455

Inventories, net	$139,726	$143,253

In connection with the adoption of fresh-start accounting, an $8,136 fair value write-up of inventory was recorded at May 31, 2010 in the Predecessor. Such inventory was liquidated as of December 31, 2010 by the Successor and recorded as an increase to cost of product sold. In connection with the acquisition of FMEA a $1,236 fair value write up of inventory was recorded in the second quarter of 2011. Such inventory was liquidated as of December 31, 2011 and recorded as an increase to cost of product sold.

Derivative financial instruments – Derivative financial instruments are utilized by the Company to reduce foreign currency exchange and interest rate risks. The Company has established policies and procedures for risk assessment and the approval, reporting, and monitoring of derivative financial instrument activities. On the date the derivative is established, the Company designates the derivative as either a fair value hedge, a cash flow hedge, or a net investment hedge in accordance with its established policy. The Company does not enter into financial instruments for trading or speculative purposes.

Income taxes – Income tax expense in the consolidated statements of net income is calculated in accordance with ASC Topic 740, Accounting for Income Taxes, which requires the recognition of deferred income taxes using the liability method.

Deferred tax assets or liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax laws and rates. A valuation allowance is provided on deferred tax assets if the Company determines that it is more likely than not that the asset will not be realized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

Long-lived assets – Property, plant, and equipment are recorded at cost and depreciated using primarily the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the expected life of the asset or term of the lease, whichever is shorter. Intangibles with finite lives, which include technology and customer relationships, are amortized over their estimated useful lives. The Company evaluates the recoverability of long-lived assets when events and circumstances indicate that the assets may be impaired and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying value. If the net carrying value exceeds the fair value, an impairment loss exists and is calculated based on a discounted cash flow analysis or estimated salvage value. Discounted cash flows are estimated using internal budgets and assumptions regarding discount rates and other factors.

Pre-Production Costs Related to Long Term Supply Arrangements – Costs for molds, dies, and other tools owned by the Company to produce products under long-term supply arrangements are recorded at cost in property, plant, and equipment and amortized over the lesser of three years or the term of the related supply agreement. The amounts capitalized were $3,116 and $2,593 at December 31, 2011 and 2012, respectively. The Company expenses all pre-production tooling costs related to customer-owned tools for which reimbursement is not contractually guaranteed by the customer. Reimbursable tooling costs included in other assets in the accompanying consolidated balance sheets were $3,685 and $3,877 at December 31, 2011 and 2012, respectively. Reimbursable tooling costs are recorded in accounts receivable in the accompanying consolidated balance sheets if considered a receivable in the next twelve months. Included in accounts receivable for customer-owned tooling for the years ended December 31, 2011 and 2012 were $90,345 and $116,947, respectively, of which $55,601 and $78,403, respectively, was not yet invoiced to the customer.

Goodwill – Goodwill is not amortized but is tested for impairment, either annually or when events or circumstances indicate that impairment may exist, by reporting unit which is determined in accordance with ASC 350 “Intangibles-Goodwill and Other.” The Company utilizes an income approach to estimate the fair value of each of its reporting units. The income approach is based on projected debt-free cash flow which is discounted to the present value using discount factors that consider the timing and risk of cash flows. The Company believes that this approach is appropriate because it provides a fair value estimate based upon the reporting unit’s expected long-term operating cash flow performance. Fair value is estimated using recent automotive industry and specific platform production volume projections, which are based on both third-party and internally-developed forecasts, as well as commercial, wage and benefit, inflation and discount rate assumptions. Other significant assumptions include the weighted average cost of capital, terminal value growth rate, terminal value margin rates, future capital expenditures and changes in future working capital requirements. While there are inherent uncertainties related to the assumptions used and to management’s application of these assumptions to this analysis, the Company believes that the income approach provides a reasonable estimate of the fair value of its reporting units. The Company conducts its annual goodwill impairment analysis as of October 1st of each year.

The Company may first assess qualitative factors to determine if it is necessary to perform the two-step goodwill impairment test. The Company also has the option to bypass the qualitative assessment and proceed directly to the first step of the goodwill test. For 2012, the Company decided to bypass the qualitative assessment and proceed directly to the first step of the goodwill impairment test. The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value exceeds the carrying value, then the Company concludes that no goodwill impairment has occurred. If the carrying value of the reporting unit exceeds its fair value, a second step is required to measure possible goodwill impairment loss. The second step includes hypothetically valuing the tangible and intangible assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination. Then, the implied fair value of the reporting unit’s goodwill is compared to the carrying value of that goodwill. If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, we recognize an impairment loss in an amount equal to the excess, not to exceed the carrying value. For 2012 the Company determined that their South America reporting unit was impaired and a goodwill impairment charge of $2.8 million was recognized.

Revenue Recognition and Sales Commitments – The Company generally enters into agreements with their customers to produce products at the beginning of a vehicle’s life. Although such agreements do not generally provide for minimum quantities, once they enter into such agreements, fulfillment of their customers’ purchasing requirements can be their obligation for an extended period or the entire production life of the vehicle. These agreements generally may be terminated by their customer at any time. Historically, terminations of these agreements have been minimal. In certain limited instances, they may be committed under existing agreements to supply products to their customers at selling prices which are not sufficient to cover the direct cost to produce such products. In such situations, they recognize losses as they are incurred.

The Company receives blanket purchase orders from many of their customers on an annual basis. Generally, such purchase orders and related documents set forth the annual terms, including pricing, related to a particular vehicle model. Such purchase orders generally do not specify quantities. They recognize revenue based on the pricing terms included in their annual purchase orders as their products are shipped to their customers. As part of certain agreements, they are asked to provide their customers with annual cost reductions. They accrue for such amounts as a reduction of revenue as their products are shipped to their customers. In addition, they generally have ongoing adjustments to their pricing arrangements with their customers based on the related content and cost of their products. Such pricing accruals are adjusted as they are settled with their customers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

Amounts billed to customers related to shipping and handling are included in sales in their consolidated statements of net income. Shipping and handling costs are included in cost of sales in their consolidated statements of net income.

Research and development – Costs are charged to selling, administration and engineering expense as incurred and totaled $29,130 for the five months ended May 31, 2010, $39,662 for the seven months ended December 31, 2010, $83,906 for the year ended December 31, 2011, and $94,171 for the year ended December 31, 2012.

Stock-based compensation – The Company measures stock-based compensation expense at fair value in accordance with U.S. GAAP and recognizes such expenses over the vesting period of the stock-based employee awards. For further information related to the Company’s stock-based compensation programs, see Note 19. “Stock-Based Compensation.”

Use of estimates – The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of (1) revenues and expenses during the reporting period and (2) assets and liabilities, as well as disclosure of contingent assets and liabilities, at the date of the financial statements. Actual results could differ from those estimates.

Reclassifications – Certain amounts in prior periods’ financial statements have been reclassified to conform to the current year presentation.

Subsequent events – In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued.

Recent accounting pronouncements

In February 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. This ASU requires companies to present the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. The guidance is effective for fiscal years beginning after December 15, 2012. The impact of the adoption of this ASU is not expected to have a material impact on the consolidated financial statements.

In July 2012, the FASB issued ASU 2012-02, “Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-lived Intangible Assets for Impairment.” This ASU permits companies to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired before performing the quantitative impairment test. This ASU is effective for fiscal years beginning after September 15, 2012 (early adoption is permitted). The impact of the adoption of this ASU is not expected to have a material impact on the consolidated financial statements.

In December 2011, ASU 2011-05 was modified by the issuance of ASU 2011-12, Comprehensive Income (220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 which defers certain paragraphs of ASU 2011-05 that would require reclassifications of items from other comprehensive income to net income by component of net income and by component of other comprehensive income. The impact of the adoption of these ASU’s is not expected to have a material impact on the consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, “Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” This ASU will allow companies to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount before performing the two-step impairment review process. This ASU is effective for fiscal years and interim periods beginning after December 15, 2011 (early adoption is permitted). The impact of adoption did not have a material impact on the consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” This ASU required companies to present items of net income, items of other comprehensive income (“OCI”) and total comprehensive income in one continuous statement or two separate but consecutive statements. The Company adopted this new accounting guidance in the first quarter of 2012.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU amends the requirements for measuring fair value and disclosing information about fair value. This ASU is effective for fiscal years and interim periods beginning after December 15, 2011 (early adoption is prohibited). The impact of adoption did not have a material impact on the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

3. Reorganization Under Chapter 11 of the Bankruptcy Code and Fresh-Start Accounting

Filing of Bankruptcy Cases

During the first half of 2009, the Company experienced a substantial decrease in revenues caused by the severe decline in worldwide automotive production that followed the global financial crisis that began in 2008. On August 3, 2009, the Company and each of its direct and indirect wholly-owned U.S. subsidiaries (collectively with the Company, the “Debtors”) filed voluntary petitions for relief under Chapter 11 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Consolidated Case No. 09-12743(PJW)) (the “Chapter 11 Cases”). On August 4, 2009, the Company’s Canadian subsidiary, Cooper-Standard Automotive Canada Limited, a corporation incorporated under the laws of Ontario (“CSA Canada”), commenced proceedings seeking relief from its creditors under Canada’s Companies’ Creditors Arrangement Act (the “Canadian Proceedings”) in the Ontario Superior Court of Justice in Toronto, Canada (Commercial List) (the “Canadian Court”), court file no. 09-8307-00CL. The Company’s subsidiaries and operations outside of the United States and Canada were not subject to the requirements of the Bankruptcy Code. On March 26, 2010, the Debtors filed with the Bankruptcy Court their Second Amended Joint Chapter 11 Plan of Reorganization (as amended and supplemented, the “Plan of Reorganization”) and their First Amended Disclosure Statement (as amended and supplemented, the “Disclosure Statement”). On May 12, 2010, the Bankruptcy Court entered an order approving and confirming the Plan of Reorganization (the “Confirmation Order”). CSA Canada’s plan of compromise or arrangement was sanctioned on April 16, 2010.

On May 27, 2010 (the “Effective Date”), the Debtors consummated the reorganization contemplated by the Plan of Reorganization and emerged from Chapter 11 bankruptcy proceedings.

Post-Emergence Capital Structure and Recent Events

Following the Effective Date, the Company’s capital structure consisted of the following:

•

Senior ABL Facility. A senior secured asset-based revolving credit facility in the aggregate principal amount of $125,000 (the “Senior ABL Facility”), which contains an uncommitted $25,000 “accordion” facility that will be available at the Company’s request if the lenders at the time consent.

•	8 1/2% Senior Notes due 2018. $450,000 of senior unsecured notes (the “Senior Notes”) that bear interest at 8 1/2% per annum and mature on May 1, 2018.

•

Common stock, 7% preferred stock and warrants. Equity securities comprised of (i) 17,489,693 shares of the Company’s common stock, (ii) 1,000,000 shares of the Company’s 7% preferred stock, which are initially convertible into 4,290,788 shares of the Company’s common stock, and (iii) 2,419,753 warrants (“warrants”) to purchase up to an aggregate of 2,419,753 shares of the Company’s common stock.

On the Effective Date, the Company issued to key employees of the Company, (i) 757,896 shares of common stock plus, subject to realized dilution on the warrants, an additional 104,075 shares of common stock as restricted stock, (ii) 41,664 shares of 7% preferred stock as restricted 7% preferred stock, and (iii) 702,509 options to purchase shares of common stock, plus, subject to realized dilution on the warrants, an additional 78,057 options to purchase shares of common stock. On the day after the Effective Date, the Company issued to certain of its directors and Oak Hill Advisors L.P. or its affiliates, 26,448 shares of common stock as restricted stock and 58,386 options to purchase shares of common stock. The Company also reserved 780,566 shares of common stock for future issuance to the Company’s management. On July 19, 2010, the Company paid a dividend to holders of its outstanding 7% preferred stock in the form of 10,780 additional shares of 7% preferred stock.

For further information on the Senior ABL Facility and the Senior Notes, see Note 8. “Debt.” For further information on our common stock, 7% preferred stock and warrants, see Note 18. “Equity and Redeemable Preferred Stock.”

Satisfaction of Debtor-in-Possession Financing

In connection with the commencement of the Chapter 11 Cases and the Canadian Proceedings, the Company entered into debtor-in-possession financing arrangements. On the Effective Date, all remaining amounts outstanding under the Company’s debtor-in-possession financing arrangement were repaid using proceeds of the Debtors’ exit financing. For additional information on these financing arrangements, see Note 8. “Debt.”

Cancellation of Certain Prepetition Obligations

Under the Plan of Reorganization, the Company’s prepetition equity, debt and certain of its other obligations were cancelled and extinguished as follows:

•

the Predecessor’s equity interests, including common stock and any options, warrants, calls, subscriptions or other similar rights or other agreements, commitments or outstanding securities obligations, were cancelled and extinguished, and no distributions were made to the Predecessor’s former equity holders;

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

•

the Predecessor’s prepetition debt securities were cancelled and the indentures governing such obligations were terminated (other than for the purposes of allowing holders of the notes to receive distributions under the Plan of Reorganization and allowing the trustees to exercise certain rights); and

•

the Predecessor’s prepetition credit agreement was cancelled and terminated, including all agreements related thereto (other than for the purposes of allowing creditors under that facility to receive distributions under the Plan of Reorganization and allowing the administrative agent to exercise certain rights).

Fresh-Start Accounting

The Debtors emerged from Chapter 11 bankruptcy proceedings on May 27, 2010. As a result, the Successor adopted fresh-start accounting as (i) the reorganization value of the Predecessor’s assets immediately prior to the confirmation of the Plan of Reorganization was less than the total of all post-petition liabilities and allowed claims and (ii) the holders of the Predecessor’s existing voting shares immediately prior to the confirmation of the Plan of Reorganization received less than 50% of the voting shares of the emerging entity. U.S. GAAP requires the adoption of fresh-start accounting as of the Plan of Reorganization’s confirmation date, or as of a later date when all material conditions precedent to the Plan of Reorganization becoming effective are resolved, which occurred on May 27, 2010. The Company elected to adopt fresh-start accounting as of May 31, 2010 to coincide with the timing of its normal May accounting period close. There were no transactions that occurred from May 28, 2010 through May 31, 2010, that would materially impact the Company’s consolidated financial position, results of operations or cash flows for the 2010 Successor or 2010 Predecessor periods.

Reorganization Value

The Bankruptcy Court confirmed the Plan of Reorganization, which included an enterprise value (or distributable value) of $1,025,000, assuming $50,000 of excess cash, as set forth in the Disclosure Statement. For purposes of the Plan of Reorganization and the Disclosure Statement, the Company and certain unsecured creditors agreed upon this value. This reorganization value was determined to be a fair and reasonable value and is within the range of values considered by the Bankruptcy Court as part of the confirmation process. The reorganization value reflects a number of factors and assumptions, including the Company’s statements of net income and balance sheets, the Company’s financial projections, the amount of cash to fund operations, current market conditions and a return to more normalized light vehicle production and sales volumes. The range of values considered by the Bankruptcy Court of $975,000 to $1,075,000 was determined using comparable public company trading multiples, precedent transactions analysis and discounted cash flow valuation methodologies.

Adoption of Fresh-Start Accounting

Fresh-start accounting results in a new basis of accounting and reflects the allocation of the Company’s fair value to its underlying assets and liabilities. Significant adjustments are summarized below:

Elimination of Predecessor’s goodwill	$(87,728)
Successor’s goodwill	136,666
Elimination of Predecessor’s intangible assets	(10,294)
Successor’s intangible asset adjustment (a)	155,005
Defined benefit plans adjustment (b)	(30,680)
Inventory adjustment (c)	8,136
Property, plant and equipment adjustment (d)	40,665
Investments in non-consolidated affiliates adjustment (e)	9,021
Noncontrolling interest adjustments (e)	(2,182)
Elimination of Predecessor’s accumulated other comprehensive loss and other adjustments	(78,678)

Pretax income on fresh-start accounting adjustments	139,931
Tax related to fresh-start accounting adjustments (f)	(24,580)

Net gain on fresh-start accounting adjustments	$115,351

(a)	Intangible assets – This adjustment reflects the fair value of intangible assets determined as of the Effective Date.
(b)	Defined benefit plans – This adjustment primarily reflects differences in assumptions, such as the expected return on plan assets and the weighted average discount rate related to the payment of benefit obligations, between the prior measurement date of December 31, 2009 and the Effective Date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

(c)	Inventory – This amount adjusts inventory to fair value as of the Effective Date, which is estimated for finished goods and work-in-process based upon the expected selling price less cost to complete, selling and disposal cost and a normal selling profit. Raw material inventory was recorded at a carrying value as such value approximates the replacement cost.
(d)	Property, plant and equipment – This amount adjusts property, plant and equipment to fair value as of the Effective Date, giving consideration to the highest value and best use of these assets. Fair value estimates were based on independent appraisals. Key assumptions used in the appraisals were based on a combination of income, market and cost approaches, as appropriate.
(e)	Investments in non-consolidated and noncontrolling interests – These amounts adjust investments in non-consolidated affiliates and noncontrolling interests to their estimated fair values. Estimated fair values were based on internal and external valuations using customary valuation methodologies, including comparable earnings multiples, discounted cash flows and negotiated transaction values.
(f)	Tax expense – This amount reflects the tax expense related to the fair value adjustments of inventory, property, plant and equipment, intangibles, tooling and investments.

Reorganization Items and Fresh-Start Accounting Adjustments, net

Reorganization items include expenses, gains and losses directly related to the Debtors’ reorganization proceedings. Fresh-start accounting adjustments reflect the impact of adoption of fresh-start accounting. A summary of reorganization items and fresh-start accounting adjustments, net for the Predecessor period, is shown below:

Pretax reorganization items:
Professional and other fees	$48,701
Gain on prepetition settlement	(49,980)
Gain on settlement of liabilities subject to compromise	(162,243)

(163,522)

Pretax fresh-start accounting adjustments	(139,931)

Reorganization items and fresh-start accounting adjustments, net	$(303,453)

4. Acquisitions

On March 28, 2011, the Company completed the acquisition of USi, Inc. (“USi”), based in Rockford, Tennessee, from Ikyuo Co. Ltd. of Japan, for cash consideration of $6,500. USi provides an innovative hard coating process for use in automotive and industrial applications, which allows the Company to expand its technology capabilities. This acquisition was accounted for under ASC 805, “Business Combinations,” and the results of operations of USi are included in the Company’s consolidated financial statements from the date of acquisition. This acquisition does not meet the thresholds for a significant acquisition and therefore no pro forma financial information is presented.

To broaden product lines across Europe, the Company completed an agreement with Fonds de Modernisation des Equipementiers Automobiles (“FMEA”) on May 2, 2011, to establish a joint venture that combined the Company’s French body sealing operations and the operations of Société des Polymères Barre-Thomas (“SPBT”). SPBT was a French supplier of anti-vibration systems and low pressure hoses, as well as body sealing products, which FMEA acquired as a preliminary step to the joint venture transaction. The Company contributed its French body sealing assets and obligations, which had a fair value of approximately $33,000, to the joint venture to acquire 51 percent ownership and FMEA contributed the assets and obligations of SPBT for its 49 percent ownership. SPBT changed its name to Cooper Standard France SAS (“CS France”) subsequent to the transaction.

The Company accounted for the transaction as a sale of a subsidiary while retaining control under ASC 810, “Consolidations” and an acquisition of 51 percent ownership interest of SPBT under ASC 805, “Business Combinations.” Accordingly, the subsidiary was transferred at historical cost and the assets acquired and the liabilities assumed of SPBT were recorded at fair value and are included in the Company’s consolidated balance sheets. The Company received net cash of $38,224 as part of the transaction. Also, as part of the acquisition, the Company acquired an ownership interest in a joint venture in India.

The operating results of CS France are included in the Company’s consolidated financial statements from the date of acquisition. This joint venture does not meet the thresholds for a significant acquisition and therefore no pro forma financial information is presented.

In connection with the investment in CS France, the noncontrolling stockholders have the option, which is embedded in the noncontrolling interest, to require the Company to purchase the remaining 49 percent noncontrolling share at a formula price designed to approximate fair value based on operating results of the entity. The put option becomes exercisable at the expiration of the four year period following the May 2, 2011 closing date of the transaction. The combination of a noncontrolling interest and a put option resulted in a redeemable noncontrolling interest.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

The noncontrolling interest is redeemable at other than fair value as the put value is determined based on a formula described above. The Company records the noncontrolling interests in CS France at the greater of 1) the initial carrying amount, increased or decreased for the noncontrolling stockholders’ share of net income or loss and its share of other comprehensive income or loss and dividends (“carrying amount”) or 2) the cumulative amount required to accrete the initial carrying amount to the redemption value, which resulted in accretion of $4,798 for the year ended December 31, 2012. Such accretion amounts are recorded as increases to redeemable noncontrolling interests with offsets to equity. According to authoritative accounting guidance, the redeemable noncontrolling interest is classified outside of permanent equity, in mezzanine equity, on the Company’s consolidated balance sheets. As of December 31, 2012, the estimated redemption value of the put option is $10,290. The redemption amount related to the put option is guaranteed by the Company and secured with the CS France shares held by a subsidiary of the Company. The Company has determined that the non-recurring fair value measurement related to this calculation relies primarily on Company-specific inputs and the Company’s assumptions, as observable inputs are not available. As such, the Company has determined that this fair value measurement resides within Level 3 of the fair value hierarchy. To determine the fair value of the put option, the Company utilizes the projected cash flows expected to be generated by the joint venture, then discounts the future cash flows by using a risk-adjusted rate for the Company.

According to authoritative accounting guidance for redeemable noncontrolling stockholders’ interests, to the extent the noncontrolling stockholders have a contractual right to receive an amount upon exercise of a put option that is other than fair value, and such amount is greater than carrying value, the noncontrolling stockholder has, in substance, received a dividend distribution that is different than other common stockholders. Therefore the redemption amount in excess of fair value should be reflected as a reduction in the income available to the Company’s common stockholders in the computation of earnings per share. At December 31, 2012 there was no difference between redemption value and fair value.

On July 1, 2011, the Company purchased from Nishikawa Rubber Co., Limited (“Nishikawa Rubber”) a 20% interest in Nishikawa Tachaplalert Rubber Company Limited for cash consideration of $10,500. Nishikawa Tachaplalert Rubber Company Limited is a joint venture majority owned by Nishikawa Rubber based in Thailand and supplies body sealing products. The new joint venture entity is Nishikawa Tachaplalert Cooper Limited. This joint venture is owned 20% by Cooper Standard, 77.7% by Nishikawa Rubber and 2.3% owned by Original Tachaplalerts and Marubeni Thailand. This investment is accounted for under the equity method and is included in other assets in the accompanying consolidated balance sheets.

During the fourth quarter of 2011, the Company acquired the automotive sealing business of Sigit S.p.A, (“Sigit”) based in Chivasso, Italy and Poland, for a total cash consideration of $4,066. Consolidating Sigit’s sealing capabilities into the Company’s existing operations will broaden the Company’s supply relationship with global OEM customers. This acquisition was accounted for under ASC 805, “Business Combinations,” and the results of operations of Sigit are included in the Company’s consolidated financial statements from the date of acquisition. This acquisition does not meet the thresholds for a significant acquisition and therefore no pro forma financial information is presented.

5. Restructuring

The Company implemented several restructuring initiatives in prior years in connection with the closure or consolidation of facilities in North America, Europe, South America, Australia and Asia. The Company also implemented a restructuring initiative that involved the reorganization of the Company’s operating structure. The Company commenced these initiatives prior to December 31, 2010 and continued to execute these initiatives through December 31, 2012. The majority of the costs associated with these initiatives were incurred shortly after the original implementation. However, the Company continues to incur costs on some of the initiatives related principally to the liquidation of the respective facilities. The total expense incurred related to these actions amounted to $(9) and $652 for the years ended December 31, 2011 and 2012, respectively. As of December 31, 2012 there is a liability of $61 associated with these initiatives recorded on the Company’s consolidated balance sheet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

In the first quarter of 2011, the Company initiated the closure of a facility in North America and announced the decision to establish a centralized shared services function in Europe. The estimated total costs of these initiatives amount to $11,200 and are expected to be completed in 2013. The following table summarizes the activity for these initiatives for the years ended December 31, 2011 and 2012:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Expense	$3,489	$5,336	$—	$8,825
Cash payments	(46)	(4,488)	—	(4,534)

Balance at December 31, 2011	$3,443	$848	$—	$4,291
Expense	(395)	2,658	147	2,410
Cash payments	(3,048)	(3,506)	—	(6,554)
Utilization of reserve	—	—	(147)	(147)

Balance at December 31, 2012	$—	$—	$—	$—

An other postretirement benefit curtailment gain of $1,539 for the year ended December 31, 2012 resulted from the closure of a U.S facility and was recorded as a reduction to restructuring expense.

In the second quarter of 2011, the Company initiated the reorganization of the Company’s French body sealing operations in relation to the joint venture agreement with FMEA. The estimated total cost of this initiative is $50,400 and is expected to be completed in 2013. The following table summarizes the activity for this initiative for the years ended December 31, 2011 and 2012:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Expense	$32,995	$6,620	$—	$39,615
Reorganization initiative transfer	1,877	—	—	1,877
Cash payments and foreign exchange translation	(11,644)	(6,620)	—	(18,264)

Balance at December 31, 2011	$23,228	$—	$—	$23,228
Expense	2,385	1,740	3,846	7,971
Cash payments and foreign exchange translation	(23,559)	(1,740)	—	(25,299)
Utilization of reserve	—	—	(3,846)	(3,846)

Balance at December 31, 2012	$2,054	$—	$—	$2,054

In the third quarter of 2011, the Company initiated the transfer of a sealing business from one of its German facilities to other sealing operations in Eastern Europe. After discussions with several stakeholders it was determined the completion of this initiative would not be achieved. As a result, $1,644 of restructuring expense was reversed in the year ended December 31, 2012.

In the first quarter of 2012, the Company initiated the closure of a facility in North America and a restructuring liability of $4,886 was recorded. During the second quarter of 2012, the Company was able to negotiate a new contract with the union, therefore enabling the facility to remain open. As a result, $4,725 of restructuring expense was reversed in the year ended December 31, 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

During 2012, the Company initiated the restructuring of facilities in Europe to change the Company’s European footprint to improve the Company’s operating performance. The estimated total cost of this initiative is $20,800 and is expected to be completed in 2013. The following table summarizes the activity for this initiative for the year ended December 31, 2012:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Expense	$19,330	$1,260	$162	$20,752
Cash payments and foreign exchange translation	(5,823)	(1,260)	—	(7,083)
Utilization of reserve	—	—	(162)	(162)

Balance at December 31, 2012	$13,507	$—	$—	$13,507

6. Property, Plant and Equipment

Property, plant and equipment is comprised of the following:

	December 31, 2011	December 31, 2012	Estimated Useful Lives
Land and improvements	$92,386	$91,456	10 to 25 years
Buildings and improvements	193,189	197,330	10 to 40 years
Machinery and equipment	415,828	511,753	5 to 10 years
Construction in progress	78,884	95,414

	780,287	895,953
Accumulated depreciation	(160,570)	(267,345)

Property, plant and equipment, net	$619,717	$628,608

During 2012, the Company impaired property, plant and equipment at one of their European facilities with a carrying value of approximately $16,700 to their fair value of approximately $9,400, resulting in an impairment charge of approximately $7,300. Fair value was determined using discounted cash flows, revenue growth of 2% and a discount rate of 15%.

Depreciation expense totaled $35,333, $57,687, $108,473, and $107,275 for the five months ended May 31, 2010, the seven months ended December 31, 2010 and the years ended December 31, 2011 and 2012, respectively.

7. Goodwill and Intangibles

Goodwill

Effective April 1, 2013, the Company changed its basis of presentation from two to four segments. For more information on this realignment, see Note 20. “Business Segments.” The changes in the carrying amount of goodwill by reportable operating segment for the years ended December 31, 2011 and 2012 are summarized as follows:

	North America	Europe	South America	Asia Pacific	Total
Balance at December 31, 2010	$115,384	$13,926	$3,480	$4,210	$137,000
Foreign exchange translation	(86)	(330)	(378)	200	(594)

Balance at December 31, 2011	$115,298	$13,596	$3,102	$4,410	$136,406
Foreign exchange translation	122	240	(315)	50	97
Impairment charges	—	—	(2,787)	—	(2,787)

Balance at December 31, 2012	$115,420	$13,836	$—	$4,460	$133,716

Goodwill is not amortized but is tested for impairment, either annually or when events or circumstances indicate that impairment may exist, by reporting units determined in accordance with ASC 350, “Goodwill and Other Intangible Assets.” During the fourth quarter of 2012, the Company recorded a goodwill impairment charge of $2,787 in its South American segment. This charge was due to changes in the forecast for this operating segment resulting from launch activities and operating inefficiencies incurred in 2012 and expected to continue into the near future as additional time will be required to improve operational performance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

Other Intangible Assets

The following table presents intangible assets and accumulated amortization balances of the Company as of December 31, 2011 and 2012, respectively:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life (Years)
Customer relationships	$138,576	$(21,267)	$117,309	8.6
Developed technology	9,503	(2,521)	6,982	4.8
Other	7,603	(203)	7,400

Balance at December 31, 2011	$155,682	$(23,991)	$131,691	8.1

Customer relationships	$135,741	$(34,184)	$101,557	7.7
Developed technology	9,574	(4,143)	5,431	3.9
Other	10,337	(601)	9,736

Balance at December 31, 2012	$155,652	$(38,928)	$116,724	7.1

Amortization expense totaled $319, $8,982, $15,601 and $15,456 for the five months ended May 31, 2010, the seven months ended December 31, 2010 and the years ended December 31, 2011 and 2012, respectively.

Estimated amortization expense for the next five years is shown in the table below:

Year	Expense
2013	$15,446
2014	15,257
2015	15,131
2016	14,739
2017	14,021

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

8. Debt

Outstanding debt consisted of the following at December 31, 2011 and 2012:

	December 31, 2011	December 31, 2012
Senior notes	$450,000	$450,000
Other borrowings	38,652	33,365

Total debt	$488,652	$483,365
Less current portion	(33,093)	(32,556)

Total long-term debt	$455,559	$450,809

8 1/2% Senior Notes due 2018

On May 11, 2010, CSA Escrow Corporation (the “Escrow Issuer”), an indirect wholly-owned non-Debtor subsidiary of CSA U.S., sold $450,000 aggregate principal amount of the Senior Notes. On the Effective Date, the Escrow Issuer was merged with and into CSA U.S. and CSA U.S. assumed the obligations under the Senior Notes and the Senior Notes indenture and the guarantees by the guarantors described below became effective. Proceeds from the Senior Notes, together with proceeds of the Rights Offering and cash on hand, were used to pay claims under the Predecessor’s prepetition credit agreement, the DIP Credit Agreement and the portion of the Predecessor’s prepetition senior notes payable in cash, in full, together with related fees and expenses.

The Senior Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by Cooper-Standard Holdings Inc. and all of CSA U.S.’s wholly-owned domestic restricted subsidiaries (collectively, the “guarantors” and together with CSA U.S., the “obligors”). If CSA U.S. or any of its domestic restricted subsidiaries acquires or creates another wholly-owned domestic restricted subsidiary that guarantees certain debt of CSA U.S. or a guarantor, such newly acquired or created subsidiary is also required to guarantee the Senior Notes. The Senior Notes bear an interest rate of 8 1/2% and mature on May 1, 2018. Interest is payable semi-annually on May 1 and November 1.

The Senior Notes and each guarantee constitute senior debt of the CSA U.S. and each guarantor, respectively. The Senior Notes and each guarantee (1) rank equally in right of payment with all of the applicable obligor’s existing and future senior debt, (2) rank senior in right of payment to all of the applicable obligor’s existing and future subordinated debt, (3) are effectively subordinated in right of payment to all of the applicable obligor’s existing and future secured indebtedness and secured obligations to the extent of the value of the collateral securing such indebtedness and obligations and (4) are structurally subordinated to all existing and future indebtedness and other liabilities of CSA U.S.’s non-guarantor subsidiaries (other than indebtedness and liabilities owed to CSA U.S. or one of the guarantors).

CSA U.S. has the right to redeem the Senior Notes at the redemption prices set forth below:

•

on and after May 1, 2014, all or a portion of the Senior Notes may be redeemed at a redemption price of 104.250% of the principal amount thereof if redeemed during the twelve-month period beginning on May 1, 2014, 102.125% of the principal amount thereof if redeemed during the twelve-month period beginning on May 1, 2015, and 100% of the principal amount thereof if redeemed on or after May 1, 2016, in each case plus any accrued and unpaid interest to the redemption date;

•

prior to May 1, 2013, up to 35% of the Senior Notes issued under the Senior Notes indenture may be redeemed with the proceeds from certain equity offerings at a redemption price of 108.50% of the principal amount thereof, plus any accrued and unpaid interest to the redemption date; and

•	prior to May 1, 2014, all or a portion of the Senior Notes may be redeemed at a price equal to 100% of the principal amount thereof, plus a make-whole premium.

If a change of control occurs with respect to Cooper-Standard Holdings Inc. or CSA U.S., unless CSA U.S. has exercised its right to redeem all of the outstanding Senior Notes, each noteholder shall have the right to require that CSA U.S. repurchase such noteholder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of the noteholders of record on the relevant record date to receive interest due on the relevant interest payment date.

The Senior Notes indenture limits, among other things, the ability of CSA U.S. and its restricted subsidiaries (currently, all majority owned subsidiaries) to pay dividends or make distributions, repurchase equity, prepay subordinated debt or make certain investments, incur additional debt or issue certain disqualified stock or preferred stock, sell assets, incur liens, enter into transactions with affiliates and allow to exist certain restrictions on the ability of a restricted subsidiary to pay dividends or to make other payments or loans to or transfer assets to CSA U.S. in each case, subject to certain exclusions and other customary exceptions. The Senior Notes

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

indenture also limits the ability of CSA U.S., Cooper-Standard Holdings Inc. and a subsidiary guarantor to merge or consolidate with another entity or sell all or substantially all of its assets. In addition, certain of these covenants will not be applicable during any period of time when the Senior Notes have an investment grade rating. The Senior Notes indenture contains customary events of default.

The Senior Notes were initially issued in a private placement which was exempt from registration under the Securities Act. Pursuant to the terms of the registration rights agreement between the issuer, the guarantors and the initial purchasers of the Senior Notes, the Company consummated a registered exchange offer in February 2011, pursuant to which they exchanged all $450,000 principal amount of the outstanding privately placed Senior Notes, or “old notes,” for $450,000 principal amount of new 8 1/2% Senior Notes due 2018, or “exchange notes.” The exchange notes were issued under the same indenture as the old notes and are identical to the old notes, except that the new notes have been registered under the Securities Act. References herein to the “Senior Notes” refer to the old notes prior to the consummation of the exchange offer and to the exchange notes thereafter.

Senior ABL Facility

On the Effective Date, the Company, CSA U.S., CSA Canada (together with CSA U.S., the “Borrowers”) and certain subsidiaries of CSA U.S. entered into the Senior ABL Facility with certain lenders, Bank of America, N.A., as agent (the “Agent”), for such lenders, Deutsche Bank Trust Company Americas, as syndication agent, and Banc of America Securities LLC, Deutsche Bank Securities Inc., UBS Securities LLC and Barclays Capital, as joint lead arrangers and bookrunners. The Senior ABL Facility provides for an aggregate revolving loan availability of up to $125,000, subject to borrowing base availability, including a $45,000 letter of credit sub-facility and a $20,000 swing line sub-facility. The Senior ABL Facility also provides for an uncommitted $25,000 incremental loan facility, for a potential total Senior ABL Facility of $150,000 (if requested by the Borrowers and any existing lenders or new lenders agree to fund such increase, consent of a non-participating lender or lenders is not required). As of December 31, 2012, no amounts were drawn under the Senior ABL Facility, but there was approximately $27,045 of letters of credit outstanding.

Any borrowings under the Senior ABL Facility will mature, and the commitments of the lenders under the Senior ABL Facility will terminate, on May 27, 2014. Proceeds from the Senior ABL Facility were used by the Borrowers to pay certain secured and unsecured claims, administrative expenses and administrative claims as contemplated by the Plan of Reorganization. Proceeds of the Senior ABL Facility may also be used to issue commercial and standby letters of credit, to finance ongoing working capital needs and for general corporate purposes. Loan (and letter of credit) availability under the Senior ABL Facility is subject to a borrowing base, which at any time is limited to the lesser of: (A) the maximum facility amount (subject to certain adjustments) and (B) (i) up to 85% of eligible accounts receivable; plus (ii) up to the lesser of 70% of eligible inventory or 85% of the appraised net orderly liquidation value of eligible inventory; minus reserves established by the Agent. The accounts receivable portion of the borrowing base is subject to certain formulaic limitations (including concentration limits). The inventory portion of the borrowing base is limited to eligible inventory, as determined by an independent appraisal. The borrowing base is also subject to certain reserves, which are established by the Agent (which may include changes to the advance rates indicated above). Loan availability under the Senior ABL Facility is apportioned, as follows: $100,000 to CSA U.S. and $25,000 to CSA Canada.

The obligations of CSA U.S. under the Senior ABL Facility and cash management arrangements and interest rate, foreign currency or commodity swaps entered into by the Company, in each case with the lenders and their affiliates (collectively “Additional ABL Secured Obligations”), are guaranteed on a senior secured basis by the Company and all of our U.S. subsidiaries (other than CS Automotive LLC), and the obligations of CSA Canada under the Senior ABL Facility and Additional ABL Secured Obligations of CSA Canada and its Canadian subsidiaries are guaranteed on a senior secured basis by the Company, all of the Canadian subsidiaries of CSA Canada and all of the Company’s U.S. subsidiaries. CSA U.S. guarantees the Additional ABL Secured Obligations of its subsidiaries and CSA Canada guarantees the Additional ABL Secured Obligations of its Canadian subsidiaries. The obligations under the Senior ABL Facility and related guarantees are secured by a first priority lien on all of each Borrower’s and each guarantor’s existing and future personal property consisting of accounts receivable, payment intangibles, inventory, documents, instruments, chattel paper and investment property, certain money, deposit accounts and securities accounts and certain related assets and proceeds of the foregoing.

Borrowings under the Senior ABL Facility bear interest at a rate equal to, at the Borrowers’ option:

•	in the case of borrowings by the U.S. Borrower, LIBOR or the base rate plus, in each case, an applicable margin; or

•	in the case of borrowings by the Canadian Borrower, BA rate, Canadian prime rate or Canadian base rate plus, in each case, an applicable margin.

The applicable margin may vary between 3.25% and 3.75% with respect to the LIBOR or BA-based borrowings and between 2.25% and 2.75% with respect to base rate, Canadian prime rate and Canadian base rate borrowings. The applicable margin is subject, in each case, to quarterly pricing adjustments based on usage over the immediately preceding quarter.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

In addition to paying interest on outstanding principal under the Senior ABL Facility, the Borrowers are required to pay a fee in respect of committed but unutilized commitments equal to 0.50% per annum when usage of the Senior ABL Facility (as apportioned between the U.S. and Canadian facilities) is greater than 50% and 0.75% per annum when usage of the Senior ABL Facility is equal to or less than 50%. The Borrowers are also required to pay a fee on outstanding letters of credit under the Senior ABL Facility at a rate equal to the applicable margin in respect of LIBOR based borrowings plus a fronting fee at a rate of 0.125% per annum to the issuer of such letters of credit, together with customary issuance and other letter of credit fees. The Senior ABL Facility also requires the payment of customary agency and administrative fees.

The Borrowers are able to voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans, in each case, in whole or in part, at any time without premium or penalty (other than customary breakage and related reemployment costs with respect to repayments of LIBOR-based borrowings).

The Senior ABL Facility includes affirmative and negative covenants that impose substantial restrictions on the Company’s financial and business operations, including our ability to incur and secure debt, make investments, sell assets, pay dividends or make acquisitions. The Senior ABL Facility also includes a requirement to maintain a monthly fixed charge coverage ratio of no less than 1.1 to 1.0 when availability under the Senior ABL Facility is less than specified levels. The Senior ABL Facility also contains various events of default that are customary for comparable facilities.

The Company was in compliance with all covenants as of December 31, 2012.

Other borrowings at December 31, 2011 and 2012 reflect borrowings under capital leases, local bank lines and accounts receivable factoring sold with recourse classified in debt payable within one year on the consolidated balance sheet.

The maturities of debt at December 31, 2012 are as follows:

2013	$32,556
2014	269
2015	254
2016	141
2017	145
Thereafter	450,000

$483,365

Interest paid on third party debt was $31,898, $20,508, $44,038 and $45,752 for the five months ended May 31, 2010, the seven months ended December 31, 2010 and the years ended December 31, 2011 and 2012, respectively.

9. Pensions

The Company maintains defined benefit pension plans covering substantially all employees located in the United States. Benefits generally are based on compensation, length of service and age for salaried employees and on length of service for hourly employees. The Company’s policy is to fund pension plans such that sufficient assets will be available to meet future benefit requirements. The Company also sponsors defined benefit pension plans for employees in some of its international locations.

The Company also sponsors defined contribution pension plans for certain salaried and hourly U.S. employees of the Company. Participation is voluntary. The Company matches contributions of participants, up to various limits based on its profitability, in substantially all plans. In 2010, the Company began offering a new retirement plan that includes Company non-elective contributions. Non-elective and matching contributions under these plans totaled $3,324 for the five months ended May 31, 2010, $6,581 for the seven months ended December 31, 2010 and $12,565 and $12,851 for the years ended December 31, 2011 and 2012, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

The following tables disclose information related to the Company’s defined benefit pension plans.

	Year Ended December 31,
	2011		2012
	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in projected benefit obligation:
Projected benefit obligations at beginning of period	$286,074	$136,511	$308,132	$162,759
Service cost—employer	1,868	3,088	1,150	3,126
Interest cost	14,746	7,865	13,902	7,793
Actuarial loss	25,265	6,982	26,832	27,647
Amendments	—	—	236	—
Benefits paid	(17,426)	(7,802)	(24,577)	(7,516)
Acquisition	—	22,770	—	—
Foreign currency exchange rate effect	—	(6,339)	—	4,653
Curtailment/Settlements	(387)	(390)	—	(2,435)
Transfers	(2,188)	—	—	—
Other	180	74	80	44

Projected benefit obligations at end of period	$308,132	$162,759	$325,755	$196,071

Change in plans’ assets:
Fair value of plans’ assets at beginning of period	$195,978	$60,557	$213,927	$62,689
Actual return on plans’ assets	807	3,232	26,117	3,990
Employer contributions	34,568	8,107	31,062	9,291
Benefits paid	(17,426)	(7,802)	(24,577)	(7,516)
Foreign currency exchange rate effect	—	(1,015)	—	2,120
Settlements	—	(390)	—	(2,435)

Fair value of plans’ assets at end of period	$213,927	$62,689	$246,529	$68,139

Funded status of the plans	$(94,205)	$(100,070)	$(79,226)	$(127,932)

	Year Ended December 31,
	2011		2012
	U.S.	Non-U.S.	U.S.	Non-U.S.
Amounts recognized in the balance sheets:
Accrued liabilities (current)	$(814)	$(4,027)	$(4,218)	$(4,176)
Pension benefits (long term)	(93,391)	(98,733)	(75,008)	(126,265)
Other assets	—	2,690	—	2,509

Net amount recognized at December 31	$(94,205)	$(100,070)	$(79,226)	$(127,932)

Included in cumulative other comprehensive loss at December 31, 2012 are the following amounts that have not yet been recognized in net periodic benefit cost: unrecognized prior service costs of $249 ($223 net of tax) and unrecognized actuarial losses of $87,812 ($78,237 net of tax). The amounts included in cumulative other comprehensive loss and expected to be recognized in net periodic benefit cost during the fiscal year-ended December 31, 2013 are $21 and $2,689, respectively.

The accumulated benefit obligation for all domestic and international defined benefit pension plans was $308,050 and $155,832 at December 31, 2011 and $325,755 and $187,065 at December 31, 2012, respectively. As of December 31, 2011, the fair value of plan assets for two of the Company’s defined benefit plans exceeded the projected benefit obligation of $10,753 by $2,690. As of December 31, 2012, the fair value of plan assets for one of the Company’s defined benefit plans exceeded the projected benefit obligation of $13,171 by $2,509.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

Weighted average assumptions used to determine benefit obligations at December 31, 2011 and 2012:

	2011		2012
	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	4.67%	4.87%	3.88%	3.59%
Rate of compensation increase	0.00%	3.25%	0.00%	3.21%

The following table provides the components of net periodic benefit cost for the five months ended May 31, 2010, the seven months ended December 31, 2010 and the years ended December 31, 2011 and 2012:

	Predecessor		Successor
	Five Months Ended May 31, 2010		Seven Months Ended December 31, 2010		Year Ended December 31,
					2011		2012
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Service cost	$1,002	$893	$1,307	$1,426	$1,868	$3,088	$1,150	$3,126
Interest cost	6,278	2,871	8,973	4,032	14,746	7,865	13,902	7,793
Expected return on plan assets	(6,050)	(1,460)	(8,619)	(2,051)	(16,207)	(4,036)	(15,471)	(4,027)
Amortization of prior service cost and recognized actuarial loss	1,467	70	—	—	19	40	496	377
Curtailment (gain) settlement	—	—	—	(3,405)	(387)	50	80	473
Other	—	—	—	28	180	—	—	—

Net periodic benefit cost	$2,697	$2,374	$1,661	$30	$219	$7,007	$157	$7,742

The following table provides weighted average assumptions used to determine net periodic benefit costs for the five months ended May 31, 2010, the seven months ended December 31, 2010 and the years ended December 31, 2011 and 2012:

	Predecessor		Successor
	Five Months Ended May 31, 2010		Seven Months Ended December 31, 2010		Year Ended December 31,
					2011		2012
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	5.79%	5.36%	5.55%	5.10%	5.18%	5.30%	4.63%	5.26%
Expected return on plan assets	8.00%	6.11%	8.00%	7.29%	7.80%	7.54%	7.25%	6.62%
Rate of compensation increase	3.25%	3.50%	3.25%	3.49%	3.25%	3.77%	0.00%	3.69%

Plan Assets

To develop the expected return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio.

The weighted average asset allocations for the Company’s pension plans at December 31, 2011 and 2012 by asset category are approximately as follows:

	2011		2012
	U.S.	Non-U.S.	U.S.	Non-U.S.
Equity securities	37%	41%	36%	42%
Debt securities	25%	59%	26%	57%
Real estate	4%	0%	4%	0%
Balanced funds(1)	34%	0%	34%	0%
Cash and cash equivalents	0%	0%	0%	1%

	100%	100%	100%	100%

(1)	Invested primarily in equity, fixed income and cash instruments.

Equity security investments are structured to achieve an equal balance between growth and value stocks. The Company determines the annual rate of return on pension assets by first analyzing the composition of its asset portfolio. Historical rates of return are applied to the portfolio. This computed rate of return is reviewed by the Company’s investment advisors and actuaries. Industry comparables and other outside guidance is also considered in the annual selection of the expected rates of return on pension assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

Investments in equity securities and debt securities are valued at fair value using a market approach and observable inputs, such as quoted market prices in active markets (Level 1 input based on the U.S. GAAP fair value hierarchy). Investments in equity securities and balanced funds in which the Company holds participation units in a fund, the Net Asset Value of which is based on the underlying assets and liabilities of the respective fund, are considered an unobservable input (Level 3 input based on the U.S. GAAP fair value hierarchy). Investments in Balanced Funds are valued at fair value using a market approach and inputs that are primarily directly or indirectly observable (Level 2 input based on the U.S. GAAP fair value hierarchy). Investments in Real Estate funds are primarily valued at Net Asset Value depending on the investment. For further information on the U.S. GAAP fair value hierarchy, see Note 21. “Fair Value of Financial Instruments.”

The following table sets forth by level, within the fair value hierarchy established by FASB ASC 820, the Company’s pension plan assets at fair value as of December 31, 2011:

	Level One	Level Two	Level Three	Total
Investments
Equity securities	$47,230	$49,768	$7,972	$104,970
Debt securities	22,769	67,244	—	90,013
Real Estate	—	8,122	—	8,122
Balanced funds	23,410	44,366	5,567	73,343
Cash and cash equivalents	168	—	—	168

Total	$93,577	$169,500	$13,539	$276,616

The following table sets forth by level, within the fair value hierarchy established by FASB ASC 820, the Company’s pension plan assets at fair value as of December 31, 2012:

	Level One	Level Two	Level Three	Total
Investments
Equity securities	$45,168	$56,128	$15,459	$116,755
Debt securities	22,718	82,295	—	105,013
Real Estate	—	9,080	—	9,080
Balanced funds	25,066	54,526	3,949	83,541
Cash and cash equivalents	279	—	—	279

Total	$93,231	$202,029	$19,408	$314,668

The following is a reconciliation for which Level 3 inputs were used in determining fair value:

Beginning balance of assets classified as Level 3 as of January 1, 2011	$11,275
Net purchases	14,351
Total losses	(2,258)
Transfer to Level 2	(9,829)

Ending balance of assets classified as Level 3 as of December 31, 2011	$13,539

Net purchases	6,417
Total gains	1,352
Transfer to Level 2	(1,900)

Ending balance of assets classified as Level 3 as of December 31, 2012	$19,408

Transfers from Level 3 to Level 2 were accounts mainly in commercial real estate and includes mortgage loans which are backed by the associated properties. It has been determined that the Company has the ability to redeem these investments at Net Asset Value as of the measurement date, therefore the investment is categorized as a Level 2 fair value measurement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

The Company estimates its benefit payments for its domestic and foreign pension plans during the next ten years to be as follows:

	U.S	Non-U.S	Total
2013	$19,272	$7,032	$26,304
2014	16,402	6,782	23,184
2015	16,981	7,463	24,444
2016	17,699	9,498	27,197
2017	17,810	10,742	28,552
2018-2022	93,997	57,236	151,233

The Company estimates it will make minimum funding cash contributions of approximately $10,400 and discretionary cash contributions of approximately $12,100 to its pension plans in 2013.

10. Postretirement Benefits Other Than Pensions

The Company provides certain retiree health care and life insurance benefits covering substantially all U.S. salaried and certain hourly employees and employees in Canada. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. Independent actuaries determine postretirement benefit costs for each applicable subsidiary of the Company. The Company’s policy is to fund the cost of these postretirement benefits as these benefits become payable.

The following table discloses information related to the Company’s postretirement benefit plans for the years ended December 31, 2011 and 2012:

	Year Ended December 31,
	2011		2012
	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in benefit obligation:
Benefit obligations at beginning of year	$57,523	$17,515	$43,447	$20,068
Service cost	1,196	635	542	650
Interest cost	3,004	917	1,795	822
Actuarial loss (gain)	(15,893)	2,898	4,605	1,217
Benefits paid	(2,084)	(1,449)	(2,408)	(692)
Curtailment gain	(384)	—	(1,541)	—
Plan change	—	—	(2,452)	(2,198)
Other	85	—	75	—
Foreign currency exchange rate effect	—	(448)	—	583

Benefit obligation at end of year	$43,447	$20,068	$44,063	$20,450

Funded status of the plans	$(43,447)	$(20,068)	$(44,063)	$(20,450)

Net amount recognized at December 31	$(43,447)	$(20,068)	$(44,063)	$(20,450)

During 2011 the Company changed its participation and opt-out assumptions for the U.S. plan resulting in the actuarial gain shown in the table above.

Included in cumulative other comprehensive loss at December 31, 2012 are the following amounts that have not yet been recognized in net periodic benefit cost: unrecognized prior service credits of $4,151 ($3,861 net of tax) and unrecognized actuarial gains of $8,022 ($10,581, net of tax). The amounts included in cumulative other comprehensive loss and expected to be recognized in net periodic benefit cost during the fiscal year ended December 31, 2013 is $(1,270).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

The following table provides the components of net periodic benefit costs for the plans:

	Predecessor		Successor
	Five Months Ended May 31, 2010		Seven Months Ended December 31, 2010		Year Ended December 31,
					2011		2012
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Service cost	$481	$157	$705	$308	$1,196	$635	$542	$650
Interest cost	1,341	360	1,893	506	3,004	917	1,795	822
Amortization of prior service cost (credit) and recognized actuarial loss (gain)	(1,381)	(14)	—	—	2	—	(1,777)	(54)
Curtailment gain	—	—	—	—	(384)	—	(1,539)	—
Other	35	—	50	—	85	—	75	—

Net periodic benefit cost	$476	$503	$2,648	$814	$3,903	$1,552	$(904)	$1,418

The curtailment gain for the years ended December 31, 2011 and 2012 in the table above were recorded as a reduction to restructuring expense.

The following table provides weighted average assumptions used to determine benefit obligations at December 31, 2011 and 2012:

	2011		2012
	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	4.70%	4.25%	3.80%	3.95%

The following table provides weighted average assumptions used to determine net periodic benefit costs for the five months ended May 31, 2010, the seven months ended December 31, 2010 and the years ended December 31, 2011 and 2012:

	Predecessor		Successor
	Five Months Ended May 31, 2010		Seven Months Ended December 31, 2010		Year Ended December 31,
					2011		2012
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	5.80%	6.80%	5.55%	5.65%	5.35%	5.25%	4.70%	4.25%

At December 31, 2012, the weighted average assumed annual rate of increase in the cost of health care benefits (health care cost trend rate) for 2013 was 7.39% for the U.S. and 8.00% for Non-U.S. with both grading down over time to 5.00% in 2018. A one-percentage point change in the assumed health care cost trend rate would have had the following effects:

	Increase	Decrease
Effect on service and interest cost components	$309	$(243)
Effect on projected benefit obligations	3,948	(3,174)

The Company estimates its benefit payments for its postretirement benefit plans during the next ten years to be as follows:

	U.S.	Non-U.S.	Total
2013	$2,562	$634	$3,196
2014	2,594	630	3,224
2015	2,621	634	3,255
2016	2,633	659	3,292
2017	2,675	677	3,352
2018 - 2022	13,207	4,248	17,455

Other post retirement benefits recorded in the Company’s consolidated balance sheets include $8,158 and $7,767 as of December 31, 2011 and 2012, respectively, for termination indemnity plans for two of the Company’s European locations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

11. Income Taxes

Components of the Company’s income (loss) before income taxes and adjustment for noncontrolling interests are as follows:

	Predecessor	Successor
	Five Months Ended May 31, 2010	Seven Months Ended December 31, 2010	Year Ended December 31,
			2011	2012
Domestic	$161,014	$20,595	$111,884	$69,914
Foreign	158,940	25,625	(14,621)	(2,629)

	$319,954	$46,220	$97,263	$67,285

The Company’s provision (benefit) for income taxes consists of the following:

	Predecessor	Successor
	Five Months Ended May 31, 2010	Seven Months Ended December 31, 2010	Year Ended December 31,
			2011	2012
Current
Federal	$—	$—	$5,030	$2,558
State	2,003	(91)	695	480
Foreign	6,888	12,946	15,565	6,817
Deferred
Federal	614	—	—	(35,883)
State	55	—	—	(4,279)
Foreign	30,380	(7,760)	(525)	(1,224)

	$39,940	$5,095	$20,765	$(31,531)

The following schedule reconciles the United States statutory federal rate to the income tax provision:

	Predecessor	Successor
	Five Months Ended May 31, 2010	Seven Months Ended December 31, 2010	Year Ended December 31,
			2011	2012
Tax at U.S. statutory rate	$111,984	$16,177	$34,042	$23,550
State and local taxes	7,899	1,606	860	1,469
Tax credits	(1,936)	(4,179)	(4,464)	(2,875)
Reorganization items and fresh- start accounting adjustments, net	(37,761)	—	—	—
US-Canada APA settlement	5,867	(651)	2,658	—
Foreign withholding taxes	789	1,823	2,290	242
Effect of foreign tax rates	(7,376)	(3,788)	(7,739)	(6,147)
Tax audits & assessments	(258)	1,635	260	2,541
Valuation allowance	(38,915)	(5,377)	(10,839)	(57,652)
Other, net	(353)	(2,151)	3,697	7,341

Income tax provision	$39,940	$5,095	$20,765	$(31,531)

Effective income tax rate	12.5%	11.0%	21.3%	(46.9)%

Payments (refunds), net for income taxes for the five months ended May 31, 2010, the seven months December 31, 2010, and the years ended December 31, 2011 and 2012 were $6,584, $4,367, $20,643 and $17,555 respectively. These amounts do not include any payments or refunds of income taxes related to the US-Canada Advanced Pricing Agreement settlement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

Under the Bankruptcy Reorganization Plan, the Company’s prepetition senior subordinated securities and other obligations were extinguished. Absent an exception, a debtor recognizes cancellation of debt income (“CODI”) upon discharge of its outstanding indebtedness for an amount of consideration that is less than its adjusted issue price. The Internal Revenue Code (“IRC”) provides that a debtor in a bankruptcy case may exclude CODI from income but must reduce certain of its tax attributes by the amount of any CODI realized as a result of the consummation of a plan of reorganization. The amount of CODI realized by a taxpayer is the adjusted issue price of any indebtedness discharged less the sum of (i) the amount of cash paid, (ii) the issue price of any new indebtedness issued and (iii) the fair market value of any other consideration, including equity, issued. As a result of the market value of the Company’s equity upon emergence from Chapter 11 bankruptcy proceedings, the Company’s U.S. net operating loss carryforward will be reduced to zero, however a portion of the Company’s tax credit carryforwards (collectively, the “Tax Attributes”) will be retained after reduction of the Tax Attributes for CODI realized on emergence from Chapter 11 bankruptcy proceedings.

IRC Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its Tax Attributes, as well as certain built-in-losses, against future U.S. taxable income in the event of a change in ownership. The Company’s emergence from Chapter 11 bankruptcy proceedings is considered a change in ownership for purposes of IRC Section 382. The limitation under the IRC is based on the value of the corporation as of the emergence date. As a result, the Company’s future U.S. taxable income may not be fully offset by the Tax Attributes if such income exceeds the Company’s annual limitation, and they may incur a tax liability with respect to such income. In addition, subsequent changes in ownership for purposes of the IRC could further diminish the Company’s Tax Attributes.

Deferred tax assets and liabilities reflect the estimated tax effect of accumulated temporary differences between the basis of assets and liabilities for tax and financial reporting purposes, as well as net operating losses, tax credit and other carryforwards. Significant components of the Company’s deferred tax assets and liabilities at December 31 are as follows:

	2011	2012
Deferred tax assets:
Postretirement and other benefits	$67,629	$75,927
Capitalized expenditures	7,221	5,365
Net operating loss and tax credit carryforwards	156,382	138,905
All other items	40,852	42,418

Total deferred tax assets	272,084	262,615
Deferred tax liabilities:
Property, plant and equipment	(49,884)	(47,480)
Intangibles	(42,930)	(37,015)
All other items	(121)	(2,662)

Total deferred tax liabilities	(92,935)	(87,157)
Valuation allowances	(152,373)	(97,285)

Net deferred tax assets	$26,776	$78,173

Net deferred taxes in the consolidated balance sheets are as follows:

	2011	2012
Current assets	$14,161	$16,562
Non-current assets	31,968	72,718
Current liabilities	(550)	(306)
Non-current liabilities	(18,803)	(10,801)

	$26,776	$78,173

At December 31, 2012, the Company’s foreign subsidiaries, primarily in France, Brazil, and Germany, have operating loss carryforwards aggregating $185,000 with indefinite expiration periods. Other foreign subsidiaries in China, Mexico, Italy, Netherlands, Poland, Spain and Korea have operating losses aggregating $88,000, with expiration dates beginning in 2013. The Company’s Polish subsidiaries have special economic zone credits totaling $21,600. The Company’s Czech Republic subsidiary has an income tax incentive totaling $1,400. The U.S. foreign tax credit carryforward is $15,900 with expiration dates beginning in 2016. The deferred tax asset related to foreign tax credit carryforwards is lower than the actual amount reported on the Company’s domestic

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

tax returns by approximately $1,200. This difference is the result of tax deductions in excess of financial statement amounts for stock-based compensation. When these amounts are realized, the Company will record the tax benefit as an increase to additional paid-in capital. The U.S. research credit carryforward is $2,000 with an expiration date of 2031. The Company and its domestic subsidiaries have anticipated tax benefits of state net operating losses and credit carryforwards of $19,500 with expiration dates beginning in 2013.

In the United States, the Company has been in a cumulative loss position in recent years. However, that position changed to a three year cumulative income position during the second quarter of 2012. This position, along with management’s analysis of all other available evidence, resulted in the conclusion that the net deferred tax asset in the United States is more likely than not to be utilized. As such, the valuation allowance previously recorded against the net deferred tax assets in the United States has been reversed.

During 2012, the Company recorded a tax benefit of $70,900 related to reductions in its U.S. valuation allowance against net deferred tax asset. However, the Company continues to maintain a valuation allowance related to its net deferred tax assets in several foreign jurisdictions. As of December 31, 2012, the Company had valuation allowances of $97,300 related to tax loss and credit carryforwards and other deferred tax assets in several foreign jurisdictions. The Company’s current and future provision for income taxes is significantly impacted by the initial recognition of and changes in valuation allowances in certain countries. The Company intends to maintain these allowances until it is more likely than not that the deferred tax assets will be realized. The Company’s future provision for income taxes will include no tax benefit with respect to losses incurred and no tax expense with respect to income generated in these countries until the respective valuation allowance is eliminated

Deferred income taxes have not been provided on approximately $396,000 of undistributed earnings of foreign subsidiaries as such amounts are considered permanently reinvested. It is not practical to estimate any additional income taxes and applicable withholding taxes that would be payable on remittance of such undistributed earnings.

At December 31, 2012, the Company has $4,900 ($4,946 including interest and penalties) of total unrecognized tax benefits. Of this total, $4,900 represents the amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rate. The total unrecognized tax benefits differ from the amount which would affect the effective tax rate due primarily to the impact of the valuation allowance.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Predecessor	Successor
	Five Months Ended May 31, 2010	Seven Months Ended December 31, 2010	Year Ended December 31,
			2011	2012
Balance at beginning of period	$3,218	$2,996	$2,758	$3,303
Tax positions related to the current period
Gross additions	107	13	951	2,294
Gross reductions	—	(19)	—	—
Tax positions related to prior years
Gross additions	—	1,676	1,629	110
Gross reductions	(79)	(1,443)	—	(396)
Settlements	(250)	—	(1,630)	(411)
Lapses on statutes of limitations	—	(465)	(405)	—

Balance at end of period	$2,996	$2,758	$3,303	$4,900

The Company, or one of its subsidiaries, files income tax returns in the United States and other foreign jurisdictions. The Internal Revenue Service completed an examination of the Company’s U.S. income tax returns through 2008. The Company is currently under examination for tax years ended December 31, 2010 and 2011. U.S. state and local jurisdictions tax claims for any taxable year prior to 2009 are generally limited to the amount of any claims they filed in the Bankruptcy Court by February 3, 2010. The Company’s major foreign jurisdictions are Brazil, Canada, France, Germany, Italy, Mexico, and Poland. The Company is no longer subject to income tax examinations in major foreign jurisdictions for years prior to 2007.

During the next twelve months, it is reasonably possible that, as a result of audit settlements, the conclusion of current examinations and the expiration of the statute of limitations in certain jurisdictions, the Company may decrease the amount of its gross unrecognized tax benefits by approximately $327, of which an immaterial amount, if recognized, could impact the effective tax rate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

The Company classifies all tax related interest and penalties as income tax expense. The company has recorded in liabilities for the years ended December 31, 2011 and 2012, $70 and $46 respectively, for tax related interest and penalties on its consolidated balance sheets.

12. Lease Commitments

The Company leases certain manufacturing facilities and equipment under long-term leases expiring at various dates. Rental expense for operating leases was $9,525, $11,668, $24,064 and $24,340 for the five months ended May 31, 2010, the seven months December 31, 2010 and the years ended December 31, 2011 and 2012, respectively.

Future minimum payments for all non-cancelable operating leases are as follows:

2013	$19,984
2014	15,615
2015	13,464
2016	7,649
2017	4,753
Thereafter	6,878

13. Accumulated Other Comprehensive Income (Loss)

Balances of related after-tax components comprising accumulated other comprehensive income (loss), included in stockholders’ equity at December 31, 2011 and 2012 are as follows:

	Cumulative currency translation adjustment	Benefit plan liability	Fair value change of derivatives	Accumulated other comprehensive income (loss)
Balance at December 31, 2010	$40,828	$4,962	$91	$45,881
Change for 2011	(25,810)	(32,620)	80	(58,350)

Balance at December 31, 2011	$15,018	$(27,658)	$171	$(12,469)
Change for 2012	3,302	(36,360)	79	(32,979)

Balance at December 31, 2012	$18,320	$(64,018)	$250	$(45,448)

14. Contingent Liabilities

Employment Contracts

The Company has employment arrangements with certain key executives that provide for continuity of management. These arrangements include payments of multiples of annual salary, certain incentives, and continuation of benefits upon the occurrence of specified events in a manner that is believed to be consistent with comparable companies.

Unconditional Purchase Orders

Noncancellable purchase order commitments for capital expenditures made in the ordinary course of business were $27,756 and $36,119 at December 31, 2011 and 2012, respectively.

Legal and Other Claims

The Company is periodically involved in claims, litigation, and various legal matters that arise in the ordinary course of business. Each of these matters is subject to various uncertainties, and some of these matters may be resolved unfavorably with respect to the Company. If appropriate, the Company establishes a reserve estimate for each matter and updates such estimate as additional information becomes available. Based on the information currently known to the Company, they do not believe that the ultimate resolution of any of these matters will have a material adverse effect on their financial condition, results of operations, or cash flows.

Environmental

The Company is subject to a broad range of federal, state, and local environmental and occupational safety and health laws and regulations in the United States and other countries, including those governing: emissions to air, discharges to water, noise and odor emissions; the generation, handling, storage, transportation, treatment, reclamation and disposal of chemicals and waste materials; the cleanup of contaminated properties; and human health and safety. The Company may incur substantial costs associated with hazardous substance contamination or exposure, including cleanup costs, fines, and civil or criminal sanctions, third party property or natural

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

resource damage, personal injury claims or costs to upgrade or replace existing equipment as a result of violations of or liabilities under environmental laws or the failure to maintain or comply with environmental permits required at their locations. In addition, many of the Company’s current and former facilities are located on properties with long histories of industrial or commercial operations and some of these properties have been subject to certain environmental investigations and remediation activities. The Company maintains environmental reserves for certain of these sites. As of December 31, 2012, the Company has $7,915 reserved in accrued liabilities and other liabilities on the consolidated balance sheet on an undiscounted basis, which they believe are adequate. Because some environmental laws (such as the Comprehensive Environmental Response, Compensation and Liability Act and analogous state laws) can impose liability retroactively and regardless of fault on potentially responsible parties for the entire cost of cleanup at currently or formerly owned or operated facilities, as well as sites at which such parties disposed or arranged for disposal of hazardous waste, the Company could become liable for investigating or remediating contamination at their current or former properties or other properties (including offsite waste disposal locations). The Company may not always be in complete compliance with all applicable requirements of environmental laws or regulation, and the Company may receive notices of violation or become subject to enforcement actions or incur material costs or liabilities in connection with such requirements. In addition, new environmental requirements or changes to interpretations of existing requirements, or in their enforcement, could have a material adverse effect on the Company’s business, results of operations, and financial condition. The Company has made and will continue to make expenditures to comply with environmental requirements. While the Company’s costs to defend and settle known claims arising under environmental laws have not been material in the past and are not currently estimated to be material, such costs may be material in the future.

15. Other Income (Expense), net

The components of other income (expense), net consists of:

	Predecessor	Successor
	Five Months Ended May 31, 2010	Seven Months Ended December 31, 2010	Year Ended December 31,
			2011	2012
Foreign currency gains (losses)	$(20,779)	$3,355	$2,757	$(6,824)
Unrealized gains (losses) related to forward contracts	—	—	(5,280)	4,392
Loss on sale of receivables	(377)	(715)	(1,656)	(947)
Gain on partial sale of joint venture	—	—	11,423	—
Miscellaneous income (expense)	—	1,574	(70)	3,316

Other income (expense), net	$(21,156)	$4,214	$7,174	$(63)

16. Related Party Transactions

Sales to NISCO, a 40% owned joint venture, totaled $12,273, $16,032, $28,933 and $44,620 for the five months ended May 31, 2010, the seven months ended December 31, 2010 and the years ended December 31, 2011 and 2012, respectively. In March 2011, the Company received from NISCO a dividend of $4,750, all of which was related to earnings. In March 2011, the Company sold a 10% ownership interest in NISCO for $16,000. As a result of this transaction, the Company’s ownership percentage in NISCO decreased from 50% to 40%, and a gain of $11,423 was recognized in other income in the consolidated financial statements for the year ended December 31, 2011. In March 2012, the Company received from NISCO a dividend of $800, all of which was related to earnings.

Purchases of materials from Guyoung Technology Co. Ltd., a Korean Corporation of which the Company owns approximately 20% of the common stock, totaled $4,052, $2,894, $2,984 and $3,133 for the five months ended May 31, 2010, the seven months ended December 31, 2010 and the years ended December 31, 2011 and 2012, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

17. Net Income Per Share Attributable to Cooper-Standard Holdings Inc.

Basic net income per share attributable to Cooper-Standard Holdings Inc. was computed using the two-class method by dividing net income attributable to Cooper-Standard Holdings Inc., after deducting dividends on the Company’s 7% preferred stock and undistributed earnings allocated to participating securities, by the average number of common shares outstanding during the period. The Company’s shares of 7% preferred stock outstanding are considered participating securities.

A summary of information used to compute basic net income per share attributable to Cooper-Standard Holdings Inc. is shown below:

	Seven Months Ended December 31, 2010	Year Ended December 31,
		2011	2012
Net income attributable to Cooper-Standard Holdings Inc.	$40,576	$102,844	$102,804
Less: Preferred stock dividends (paid or unpaid)	(4,734)	(7,278)	(6,764)
Less: Premium paid for redemption of preferred stock	—	(1,710)	(1,376)
Less: Undistributed earnings allocated to participating securities	(7,119)	(18,596)	(17,934)

Net income available to Cooper-Standard Holdings Inc. common stockholders	$28,723	$75,260	$76,730

Average shares of common stock outstanding	17,489,693	17,610,614	17,444,980

Basic net income per share attributable to Cooper-Standard Holdings Inc.	$1.64	$4.27	$4.40

Diluted net income per share attributable to Cooper-Standard Holdings Inc. was computed using the treasury stock method dividing net income attributable to Cooper-Standard Holdings Inc. by the average number of shares of common stock outstanding, including the dilutive effect of common stock equivalents, using the average share price during the period. Diluted net income per share attributable to Cooper-Standard Holdings Inc. computed using the two-class method was anti-dilutive.

A summary of information used to compute diluted net income per share attributable to Cooper-Standard Holdings Inc. is shown below:

	Seven Months Ended December 31, 2010	Year Ended December 31,
		2011	2012
Net income available to Cooper-Standard Holdings Inc. common stockholders	$28,723	$75,260	$76,730

Average common shares outstanding	17,489,693	17,610,614	17,444,980
Dilutive effect of:
Common restricted stock	321,967	373,804	260,150
Preferred restricted stock	77,758	83,507	42,888
Warrants	633,933	918,537	666,546
Options	56,574	184,032	106,121

Average dilutive shares of common stock outstanding	18,579,925	19,170,494	18,520,685

Diluted net income per share attributable to Cooper-Standard Holdings Inc.	$1.55	$3.93	$4.14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

The effect of certain common stock equivalents, including the convertible preferred stock and options, were excluded from the computation of weighted average diluted shares outstanding for years ended December 31, 2011 and 2012, as inclusion would have resulted in antidilution. A summary of these preferred shares (as if converted) and options are shown below:

	Seven Months Ended December 31, 2010	Year Ended December 31,
		2011	2012
Number of options	—	144,000	519,100
Exercise price	$—	$43.50-46.75	$43.50-52.50
Preferred shares, as if converted	4,335,188	4,351,476	4,077,284
Preferred dividends, undistributed earnings and premium allocated to participating securities that would be added back in the diluted calculation	$11,853	$27,584	$26,074

18. Equity and Redeemable Preferred Stock

Common Stock

The Company is authorized to issue up to 190,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2012, an aggregate of 18,426,831 shares of its common stock were issued and 17,275,852 were outstanding.

Holders of shares of common stock are entitled to one vote for each share on each matter on which holders of common stock are entitled to vote. Holders of 7% preferred stock are entitled to vote (on an “as-converted” basis), together with holders of shares of common stock as one class, on all matters upon which holders of common stock have a right to vote.

Holders of common stock are entitled to receive ratably dividends and other distributions when, as and if declared by the Company’s board of directors out of assets or funds legally available therefore. The 7% preferred stock restricts the Company’s ability to pay dividends on common stock (other than dividends paid in common stock) unless full cumulative preferred dividends on the 7% preferred stock have been paid (in cash or “in-kind” with additional shares of 7% preferred stock (“additional preferred shares”)) and, in the case of a cash dividend, the Company shall have offered to purchase and has purchased all additional preferred shares previously issued by it as an in-kind dividend and tendered to the Company by the holders thereof. The Senior Notes and the Senior ABL Facility also each contain covenants that restrict the Company’s ability to pay dividends or make distributions on the common stock, subject to certain exceptions.

In the event of the liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in the Company assets, if any, remaining after the payment of all the Company’s debts and liabilities, subject to any liquidation preference of any outstanding series of preferred stock, including the 7% preferred stock.

Warrants

An aggregate of 2,419,753 warrants have been issued and 2,419,753 shares of common stock are issuable upon exercise of the warrants. The warrants are exercisable into shares of common stock at an exercise price of $27.33 per share or on a cashless (net share settlement) basis and are subject to certain customary anti-dilution protections. The warrants may be exercised at any time prior to the close of business on November 27, 2017. The warrants are not redeemable. Warrant holders do not have any rights or privileges of holders of common stock until they exercise their warrants and receive shares of common stock.

Redeemable Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share. The Company has designated 2,000,000 shares of its authorized preferred stock as “7% cumulative participating convertible preferred stock.” As of December 31, 2012, 964,247 shares were issued and 958,333 shares were outstanding. The 7% preferred stock ranks senior to the common stock and all other classes or series of the Company’s capital stock, except for any class or series that ranks on a parity with the 7% preferred stock (“junior securities”). In the event of the Company’s liquidation, dissolution or winding up, holders of 7% preferred stock are entitled to priority in payments in an amount equal to the greater of (x) the stated value of the 7% preferred stock (currently one hundred dollars, subject to adjustments) (the “stated value”) plus accrued and unpaid cumulative preferred dividends and (y) the amount such share of 7% preferred stock would be entitled to receive if such share had been converted into shares of common stock (i.e. on an “as-converted” basis).

Holders of 7% preferred stock are entitled to receive cumulative preferred cash dividends at the rate of 7% per annum on the stated value plus all accrued and unpaid dividends. Dividends are payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year. The Company may, at its option, pay preferred dividends “in-kind” with additional preferred shares; provided that all accrued dividends for all past dividend periods have been paid in full (whether in cash or in-kind). Holders of shares of 7% preferred stock are also entitled to participate on an “as-converted” basis in dividends and distributions paid or made on the common stock, other than those paid or made in shares of common stock (each, a “participating dividend”). The 7% preferred stock restricts dividends and distributions on, and the acquisition or redemption of, junior securities (including common stock), subject to certain exceptions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

Shares of 7% preferred stock are convertible from time to time into shares of common stock at the option of the holders. The conversion price of the 7% preferred stock is $23.30574 per share of common stock and is subject to customary “anti-dilution” adjustments.

The Company may cause the conversion of some or all of the 7% preferred stock at any time after May 27, 2013 if, among other things, (i) the closing sale price of the common stock exceeded 155% of the conversion price for a specified period and (ii) the common stock has been listed on the New York Stock Exchange or NASDAQ. The Company may also cause the conversion of all shares of 7% preferred stock immediately prior to the consummation of an underwritten initial public offering of the common stock if (i) the holders of two-thirds of the then outstanding shares of 7% preferred stock approve the conversion and (ii) the common stock has been listed on the NYSE or NASDAQ.

In the event of certain transactions in which all of the common stock is converted into the right to receive cash (a “cash transaction”), the Company may, at its option, cause all of the shares of 7% preferred stock to be converted into cash in an amount determined as set forth in the certificate of designations relating to the 7% preferred stock. Upon the occurrence of certain events that constitute a change of control or involve a cash transaction, the holders of 7% preferred stock may require the Company to redeem all or a portion of their 7% preferred stock at a cash price per share determined as set forth in the certificate of designations.

From and after May 27, 2010, the Company may, at its option, redeem shares of 7% preferred stock at any time, in whole or in part, in cash in an amount determined as set forth in the certificate of designations. The Company’s right to optionally redeem the 7% preferred stock is subject to certain conditions, including that all dividends must have been paid for all past dividend periods.

Each share of 7% preferred stock carries one vote for each share of common stock into which such share may be converted and is entitled to vote on any matter upon which shares of the common stock are entitled to vote, voting together with the common stock and not as a separate class. In addition, the holders of two-thirds of the outstanding 7% preferred stock are required to approve certain actions that could adversely affect the 7% preferred stock.

The following table summarizes the Company’s 7% preferred stock activity for the years ended December 31, 2011 and 2012:

	Preferred Shares	Preferred Stock
Balance at December 31, 2010	1,052,444	$130,339
Stock-based compensation	—	1,549
Repurchased preferred stock shares	(46,658)	(5,972)
Forfeited shares	(2,678)	—

Balance at December 31, 2011	1,003,108	$125,916
Stock-based compensation	—	1,464
Converted preferred stock shares	(531)	(68)
Repurchased preferred stock shares	(44,244)	(5,663)

Balance at December 31, 2012	958,333	$121,649

19. Stock-Based Compensation

The Company measures stock-based compensation expense at fair value in accordance with the provisions of U.S. GAAP and recognizes such expense over the vesting period of the stock-based employee awards.

Predecessor

Prior to the Effective Date, the Company established the 2004 Cooper-Standard Holdings Inc. Stock Incentive Plan (“Stock Incentive Plan”), which permitted the granting of nonqualified and incentive stock options, stock appreciation rights, restricted stock and other stock-based awards to employees and directors. In addition, in December 2006 the Company established the Management Stock Purchase Plan, which provided participants the opportunity to “purchase” Company stock units. On the Effective Date, outstanding awards under the Stock Incentive Plan and Management Stock Purchase Plan were cancelled in accordance with the terms of the Plan of Reorganization. Total compensation expense recognized under these plans amounted to $244 for the five months ended May 31, 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

Successor

On the Effective Date, the Company adopted the 2010 Cooper-Standard Holdings Inc. Management Incentive Plan (the “Management Incentive Plan”) that was filed with the Bankruptcy Court on May 5, 2010 as part of the supplement to the Plan of Reorganization. The total number of shares authorized to be issued under the Management Incentive Plan as the Initial Grant Awards are as follows: (1) 4% of the common stock (or 757,896 shares of common stock, plus, subject to realized dilution on the warrants, an additional 104,075 shares of common stock) to be granted as restricted stock; (2) 4% of the 7% preferred stock (initially convertible into 178,771 shares of common stock) to be granted as restricted 7% preferred stock; and (3) 3% of the equity (or 702,509 shares of common stock, plus, subject to realized dilution on the warrants, an additional 78,057 shares of common stock) to be granted as stock options. On the day after the Effective Date, the Company issued to certain of its directors and Oak Hill Advisors L.P. or its affiliates, 26,448 shares of common stock as restricted stock and 58,386 options to purchase shares of common stock. The Company also reserved 780,566 shares of common stock for future issuance to the Company’s management.

In 2011, the Company’s Board of Directors approved adoption of the Omnibus Plan. The Omnibus Plan replaces the Management Incentive Plan and provides for the grant of stock options, stock appreciation rights, shares of common stock, restricted stock, restricted stock units, restricted preferred stock, incentive awards and certain other types of awards to key employees and directors of the Company and its affiliates.

In accordance with the Management Incentive Plan and the Omnibus Plan stock based compensation awards that settle in shares of Company stock, may be delivered on a gross settlement basis or a net settlement basis, as determined by the recipient.

The compensation expense related to stock options and restricted stock granted to key employees and directors of the Company in connection with the Company’s emergence from bankruptcy, which is quantified below, does not represent payments actually made to these employees. Rather, the amounts represent the non-cash compensation expense recognized by the Company in connection with these awards for financial reporting purposes. The actual value of these awards to the recipients will depend on the trading price of the Company’s stock when the awards vest.

Stock Options. On the Effective Date, 780,566 options to purchase common stock were issued, and on the day after the Effective Date, 58,386 options were granted under the Management Incentive Plan. An additional 532,600 options to purchase common stock were granted under the Omnibus Plan to key employees and directors. Stock option awards are granted at the fair market value of the Company’s stock price at the date of the grant and have a 7 or 10 year term. The stock option grants vest over three, four or five years from the date of grant.

A summary of stock option transactions and related information for the year ended December 31, 2012 is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2012	819,928	$29.11
Granted	385,600	$47.35
Exercised	(106,255)	$25.52
Forfeited	(15,500)	$39.52

Outstanding at December 31, 2012	1,083,773	$35.81	7.6	$2,378

Exercisable at December 31, 2012	202,955	$26.26	7.5	$2,383

The weighted-average grant date fair value of stock options granted during the seven months ended December 31, 2010 and the years ended December 31, 2011 and 2012 was $11.42, $20.53, and $19.45, respectively. The total intrinsic value of stock options exercised during the years ended December 31, 2011 and 2012 was $599 and $1,326, respectively. There were no options exercised during the seven months ended December 31, 2010.

The aggregate intrinsic value in the table above represents the total excess of the $38.00 closing price of Cooper-Standard Holdings Inc. common shares on the last trading day of 2012 over the excess price of the stock option, multiplied by the related number of options exercised, outstanding and exercisable. The aggregate intrinsic value is not recognized for financial accounting purposes and the value changes based on the daily changes in fair market value of the Company’s common stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

Total compensation expense recognized for stock options amounted to $3,198 and $4,097 for the years ended December 31, 2011 and 2012, respectively. As of December 31, 2012, unrecognized compensation expense for stock options amounted to $10,339. Such cost is expected to be recognized over a weighted average period of approximately 3.0 years. The Company uses expected volatility of similar entities to develop the expected volatility. The expected option life was calculated using the simplified method. The risk free rate is based on the U.S. Treasury zero-coupon issues with a term equal to the expected option life on the date the stock options were granted. Fair value of the shares that are accounted for under ASC 718 was estimated at the date of the grant using the Black-Scholes option pricing model and the following assumptions were used for the 2010, 2011 and 2012 grants:

	2010	2011	2012
Expected volatility	40.00%	45.83%	53.6% - 58.74%
Dividend yield	0.00%	0.00%	0.00%
Expected option life—years	6.25	6.0	5.0 - 6.25
Risk-free rate	3.40%	1.9% - 2.9%	1.0% - 1.6%

Restricted Common Shares and Units. On the Effective Date, 861,971 restricted shares of common stock were granted, and on the day after the Effective Date, 26,448 restricted shares were granted under the Management Incentive Plan. An additional 167,872 restricted common stock and units were granted under the 2011 Omnibus Incentive Plan to key employees and directors. The fair value of the restricted shares of common stock and units is determined based on the closing sales price of the common stock on the date of grant. The restricted shares of common stock and units vest over three or four years.

A summary of restricted common shares and units transactions and related information for the year ended December 31, 2012 is presented below:

	Restricted Common Shares and Units	Weighted Average Grant Date Fair Value
Non-vested at January 1, 2012	648,113	$27.00
Granted	115,732	$41.93
Vested	(218,811)	$26.20
Forfeited	(8,810)	$38.18

Non-vested at December 31, 2012	536,224	$30.37

The weighted-average grant date fair value of restricted common shares and units granted during the seven months ended December 31, 2010 and the years ended December 31, 2011 and 2012 was $25.52, $44.20 and $41.93, respectively. The total fair value of restricted common shares and units vested during the years ended December 31, 2011 and 2012 was $5,960 and $5,734, respectively. There were no restricted common shares and units vested during the seven months ended December 31, 2010.

Total compensation expense recognized for restricted shares of common stock and units amounted to $7,062 and $8,245 for the years ended December 31, 2011 and 2012, respectively. As of December 31, 2012, unrecognized compensation expense for restricted shares of common stock and units amounted to $8,997. Such cost is expected to be recognized over a weighted-average period of approximately 1.5 years.

Restricted Preferred Stock. On the Effective Date, 41,664 restricted preferred stock shares were granted. On July 19, 2010, the Company paid a stock dividend of 435 restricted preferred shares on the 41,664 restricted preferred stock shares outstanding. Restricted preferred stock vest over three or four years from the date of grant. The fair value of the restricted preferred stock is determined based on the fair market value of the 7% preferred stock on the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

A summary of restricted preferred stock transactions and related information for the year ended December 31, 2012 is presented below:

	Restricted Preferred Stock	Weighted Average Grant Date Fair Value
Non-vested at January 1, 2012	27,083	$127.77
Granted	—	$—
Vested	(11,451)	$127.77
Forfeited	—	$—

Non-vested at December 31, 2012	15,632	$127.77

The weighted-average grant date fair value of restricted preferred stock shares granted during the seven months ended December 31, 2010 was $127.77. There were no restricted preferred stock shares granted during the years ended December 31, 2011 and 2012. The total fair value of restricted preferred stock vested during the years ended December 31, 2011 and 2012 was $1,576 and $1,463, respectively. There were no restricted preferred stock shares vested during the seven months ended December 31, 2010.

As of December 31, 2011 there were 27,083 preferred stock shares outstanding, all of which were restricted and convertible into 116,207 shares of common stock. As of December 31, 2012 there were 15,632 restricted preferred stock shares outstanding. These restricted preferred stock shares are convertible into 67,074 shares of common stock. Total compensation expense recognized for restricted preferred stock totaled $1,573 and $1,471 for the years ended December 31, 2011 and 2012, respectively. As of December 31, 2012, unrecognized compensation expense for restricted preferred stock amounted to $1,122. Such cost is expected to be recognized over a weighted-average period of approximately 1.1 years.

20. Business Segments

ASC 280, “Segment Reporting,” establishes the standards for reporting information about operating segments in financial statements. In applying the criteria set forth in ASC 280, in April 2013, the Company has determined that it operates in four segments, North America, Europe, South America and Asia Pacific. The financial results included below have been recast for all periods to reflect the updated structure. The Company’s principal product lines within each of these segments are body and chassis products and fluid handling products.

The accounting policies of the Company’s business segments are consistent with those described in Note 2. “Significant Accounting Policies.” The Company evaluates segment performance based on segment profit before tax. The results of each segment include certain allocations for general, administrative, interest, and other shared costs. Intersegment sales are conducted at market prices. Segment assets are calculated based on a moving average over several quarters and exclude corporate assets, goodwill, intangible assets, deferred taxes, and certain other assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

The following table details information on the Company’s business segments:

	Predecessor	Successor
	Five Months Ended May 31, 2010	Seven Months Ended December 31, 2010	Year Ended December 31,
			2011	2012
Sales to external customers
North America	$508,738	$739,419	$1,417,281	$1,503,736
Europe	363,167	464,408	1,078,165	1,016,576
South America	56,957	82,137	139,518	147,408
Asia Pacific	80,266	119,055	218,545	213,182

Consolidated	$1,009,128	$1,405,019	$2,853,509	$2,880,902

Intersegment sales
North America	$1,757	$2,640	$7,939	$8,157
Europe	4,061	5,029	10,490	9,003
South America	—	34	123	187
Asia Pacific	2,022	2,788	4,760	7,699
Eliminations and other	(7,840)	(10,491)	(23,312)	(25,046)

Consolidated	$—	$—	$—	$—

Segment profit (loss)
North America	$233,526	$58,004	$158,178	$136,456
Europe	33,599	(15,775)	(70,062)	(56,626)
South America	42,637	3,022	5,676	(18,859)
Asia Pacific	10,192	969	3,471	6,314

Income before income taxes	$319,954	$46,220	$97,263	$67,285

Restructuring cost included in segment profit (loss)
North America	$851	$485	$6,250	$856
Europe	4,822	(987)	45,036	27,582
South America	—	—	—	—
Asia Pacific	220	990	920	325

Consolidated	$5,893	$488	$52,206	$28,763

Net interest expense (income) included in segment profit (loss)
North America	$22,181	$12,593	$17,142	$17,011
Europe	12,870	7,222	17,431	18,273
South America	3,112	1,325	(262)	2,685
Asia Pacific	6,342	3,877	6,248	6,793

Consolidated	$44,505	$25,017	$40,559	$44,762

Depreciation and amortization expense
North America	$18,843	$35,559	$60,898	$59,375
Europe	13,119	23,728	49,261	49,216
South America	1,299	3,898	7,079	6,879
Asia Pacific	2,391	3,484	6,836	7,261

Consolidated	$35,652	$66,669	$124,074	$122,731

Capital expenditures
North America	$9,120	$21,197	$41,822	$58,326
Europe	4,663	18,182	37,595	41,351
South America	105	2,524	10,412	17,350
Asia Pacific	6,774	8,660	9,220	7,130
Eliminations and other	2,273	3,878	9,290	3,910

Consolidated	$22,935	$54,441	$108,339	$128,067

Segment assets
North America			$752,082	$772,269
Europe			661,940	593,340
South America			145,281	145,257
Asia Pacific			213,189	223,801
Eliminations and other			231,296	291,310

Consolidated			$2,003,788	$2,025,977

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

Geographic information for revenues, based on country of origin, and long-lived assets is as follows:

	Predecessor	Successor
	Five Months Ended May 31, 2010	Seven Months Ended December 31, 2010	Year Ended December 31,
			2011	2012
Revenues
United States	$277,109	$382,089	$752,627	$802,079
Canada	102,863	141,988	281,560	275,386
Mexico	128,766	215,342	383,094	426,272
Germany	118,314	149,404	293,293	243,853
France	54,617	73,272	303,925	322,499
Other	327,459	442,924	839,010	810,813

Consolidated	$1,009,128	$1,405,019	$2,853,509	$2,880,902

Tangible long-lived assets
United States			$133,778	$137,418
Canada			45,687	47,978
Mexico			50,344	55,722
Germany			111,665	110,937
France			74,227	65,775
Other			204,016	210,778

Consolidated			$619,717	$628,608

Sales to customers of the Company which contributed ten percent or more of its total consolidated sales and the related percentage of consolidated Company sales for 2010, 2011 and 2012 are as follows:

Customer	2010 Percentage of Combined Net Sales	2011 Percentage of Combined Net Sales	2012 Percentage of Combined Net Sales
Ford	28%	26%	25%
General Motors	16%	14%	13%
Fiat/Chrysler	12%	11%	12%

21. Fair Value of Financial Instruments

Fair values of the Senior Notes approximated $462,375 and $480,938 at December 31, 2011 and 2012, respectively, based on quoted market prices, compared to the recorded value of $450,000. This fair value measurement is classified within Level 1 of the fair value hierarchy.

Derivative Instruments and Hedging Activities

The Company uses derivative financial instruments, including forwards and swap contracts, to manage its exposures to fluctuations in foreign exchange and interest rates. For a fair value hedge, both the effective and ineffective, if significant, portions are recorded in earnings and reflected in the consolidated statements of net income. For a cash flow hedge, the effective portion of the change in the fair value of the derivative is recorded in AOCI in the consolidated balance sheet. The ineffective portion, if significant, is recorded in other income or expense. When the underlying hedged transaction is realized or the hedged transaction is no longer probable, the gain or loss included in AOCI is recorded in earnings and reflected in the consolidated statements of net income on the same line as the gain or loss on the hedged item attributable to the hedged risk.

The Company formally documents its hedge relationships, including the identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the cash flow hedges. The Company also formally assesses whether a cash flow hedge is highly effective in offsetting changes in the cash flows of the hedged item. Derivatives are recorded at fair value in other current assets, accrued liabilities and other long-term liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

Cash Flow Hedges

Forward foreign exchange contracts – The Company enters into forward contracts to hedge currency risk of the U.S. Dollar against the Mexican Peso, the Canadian Dollar against the U.S. Dollar and the Euro against the Polish Zloty and the U.S. Dollar. The forward contracts are used to mitigate the potential volatility to earnings and cash flow arising from changes in currency exchange rates that impact the Company’s foreign currency transactions. The gains or losses on the forward contracts are reported as a component of AOCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The amount reclassified from AOCI into cost of products sold was $(87) for the year ended December 31, 2012. At December 31, 2012 all forward foreign exchange contracts were settled.

Interest rate swaps – The Company has an interest rate swap contract to manage cash flow fluctuations of variable rate debt due to changes in market interest rates. This contract which fixes the interest payment of a certain variable rate debt instrument is accounted for as a cash flow hedge. As of December 31, 2012, the notional amount of this contract was $2,163. At December 31, 2012, the fair value before taxes of the Company’s interest rate swap contract was a liability of $68 and is recorded in accrued liabilities in the Company’s consolidated balance sheet with the offset reflected in AOCI, net of deferred taxes. The amount reclassified from AOCI into interest expense for this swap was $158 and $103 for the years ended December 31, 2011 and 2012, respectively. The amount to be reclassified in the next twelve months is expected to be approximately $68. The maturity date of this interest rate swap contract is September 2013.

Undesignated Derivatives

As part of the FMEA joint venture, SPBT had undesignated derivative forward contracts to hedge currency risk of the Euro against the Polish Zloty which are included in the Company’s consolidated financial statements. The forward contracts are used to mitigate the potential volatility of cash flows arising from changes in currency exchange rates that impact the Company’s foreign currency transactions. These foreign currency derivative contracts relate to hedge transactions through April 2014. At December 31, 2012, the fair value of the Company’s undesignated derivative forward contracts was a net liability of $29 and is recorded in other current assets, accrued liabilities and other long-term liabilities in the Company’s consolidated balance sheet. The unrealized gain or loss on the forward contracts is reported as a component of other income (expense), net. The unrealized (loss) gain for the years ended December 31, 2011 and 2012 was $(5,280) and $4,392, respectively.

Fair Value Measurements

ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets;

Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

Estimates of the fair value of foreign currency and interest rate derivative instruments are determined using exchange traded prices and rates. The Company also considers the risk of non-performance in the estimation of fair value, and includes an adjustment for non-performance risk in the measure of fair value of derivative instruments. In certain instances where market data is not available, the Company uses management judgment to develop assumptions that are used to determine fair value. Fair value measurements and the fair value hierarchy level for the Company’s liabilities measured or disclosed at fair value on a recurring basis as of December 31, 2011 and 2012, are shown below:

	December 31, 2011
Contract	Asset (Liability)	Level 1	Level 2	Level 3
Interest rate swap	$(156)	$—	$(156)	$—
Forward foreign exchange contracts	(4,269)	—	(4,269)	—

Total	$(4,425)	$—	$(4,425)	$—

	December 31, 2012
Contract	Asset (Liability)	Level 1	Level 2	Level 3
Interest rate swap	$(68)	$—	$(68)	$—
Forward foreign exchange contracts	(29)	—	(29)	—

Total	$(97)	$—	$(97)	$—

Items measured at fair value on a non-recurring basis

In addition to items that are measured at fair value on a recurring basis, the Company measures certain assets and liabilities at fair value on a non-recurring basis, which are not included in the table above. As these non-recurring fair value measurements are generally determined using unobservable inputs, these fair value measurements are classified within Level 3 of the fair value hierarchy. For further information on assets and liabilities measured at fair value on a non-recurring basis see Note 2. “Significant Accounting Policies,” Note 3. “Reorganization Under Chapter 11 of the Bankruptcy Code and Fresh-Start Accounting,” Note 4. “Acquisitions,” Note 5. “Restructuring,” Note 6. “Property, Plant and Equipment,” and Note 7. “Goodwill and Intangibles.”

22. Selected Quarterly Information (Unaudited)

2011	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Sales	$688,772	$760,460	$708,544	$695,733
Gross profit	120,766	123,708	108,559	97,556
Consolidated net income	45,287	1,653	8,099	21,459
Net income attributable to Cooper-Standard Holdings Inc.	44,935	19,022	15,658	23,229
Net income available to Cooper-Standard Holdings Inc. common stockholders	34,533	13,749	11,080	15,871
Basic net income per share attributable to Cooper-Standard Holdings Inc.	$1.97	$0.78	$0.63	$0.90
Diluted net income per share attributable to Cooper-Standard Holdings Inc.	$1.78	$0.71	$0.58	$0.84

2012	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Sales	$765,264	$734,501	$684,029	$697,108
Gross profit	121,658	114,447	103,073	99,710
Consolidated net income	24,146	75,782	10,358	(11,470)
Net income (loss) attributable to Cooper-Standard Holdings Inc.	23,787	77,316	11,624	(9,923)
Net income (loss) available to Cooper-Standard Holdings Inc. common stockholders	17,186	61,315	8,037	(12,002)
Basic net income (loss) per share attributable to Cooper-Standard Holdings Inc.	$0.97	$3.49	$0.46	$(0.70)
Diluted net income (loss) per share attributable to Cooper-Standard Holdings Inc.	$0.90	$3.28	$0.44	$(0.70)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

23. Guarantor and Non-Guarantor Subsidiaries

In connection with the May 27, 2010 Reorganization of the Company, Cooper Standard Automotive Inc. (the “Issuer”), a wholly-owned subsidiary, issued Senior Notes with a total principal amount of $450,000. Cooper-Standard Holdings Inc. and all wholly-owned domestic subsidiaries of Cooper Standard Automotive Inc. (the “Guarantors”) unconditionally guarantee the notes. The following condensed consolidated financial data provides information regarding the financial position, results of operations, and cash flows of the Guarantors. The Guarantors account for their investments in the non-guarantor subsidiaries on the equity method. The principal elimination entries are to eliminate the investments in subsidiaries and intercompany balances and transactions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME

For the Five Months Ended May 31, 2010

Predecessor

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
	(dollars in millions)
Sales	$—	$179.5	$223.1	$650.8	$(44.3)	$1,009.1
Cost of products sold	—	154.2	181.7	540.6	(44.3)	832.2
Selling, administration, & engineering expenses	—	41.9	—	50.2	—	92.1
Amortization of intangibles	—	0.2	—	0.1	—	0.3
Restructuring	—	0.1	0.1	5.7	—	5.9

Operating profit (loss)	—	(16.9)	41.3	54.2	—	78.6
Interest expense, net of interest income	—	(32.7)	—	(11.8)	—	(44.5)
Equity earnings	—	—	2.6	1.0	—	3.6
Reorganization items, net	—	160.0	(2.7)	146.1	—	303.4
Other income (expense), net	—	4.2	0.4	(25.8)	—	(21.2)

Income before income taxes	—	114.6	41.6	163.7	—	319.9
Provision (benefit) for income tax expense	—	39.5	(35.2)	35.6	—	39.9

Income before equity in income of subsidiaries	—	75.1	76.8	128.1	—	280.0
Equity in net income of subsidiaries	279.7	204.6	—	—	(484.3)	—

Consolidated net income	279.7	279.7	76.8	128.1	(484.3)	280.0
Net income attributable to noncontrolling interest	—	—	—	(0.3)	—	(0.3)

Net income attributable to Cooper-Standard Holdings Inc.	$279.7	$279.7	$76.8	$127.8	$(484.3)	$279.7

Comprehensive income	$248.7	$248.7	$76.8	$96.8	$(422.0)	$249.0
Add: comprehensive loss attributable to noncontrolling interests	—	—	—	(0.3)	—	(0.3)

Comprehensive income attributable to Cooper-Standard Holdings Inc.	$248.7	$248.7	$76.8	$96.5	$(422.0)	$248.7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME

For the Seven Months Ended December 31, 2010

Successor

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
	(dollars in millions)
Sales	$—	$248.7	$333.2	$883.9	$(60.8)	$1,405.0
Cost of products sold	—	212.5	269.8	750.9	(60.8)	1,172.4
Selling, administration, & engineering expenses	—	79.7	9.4	70.4	—	159.5
Amortization of intangibles	—	6.5	—	2.5	—	9.0
Restructuring	—	0.2	0.2	0.1	—	0.5

Operating profit (loss)	—	(50.2)	53.8	60.0	—	63.6
Interest expense, net of interest income	—	(21.2)	—	(3.8)	—	(25.0)
Equity earnings	—	0.2	1.9	1.3	—	3.4
Other income (expense), net	—	33.2	0.4	(29.4)	—	4.2

Income (loss) before income taxes	—	(38.0)	56.1	28.1	—	46.2
Provision (benefit) for income tax expense	—	(5.0)	7.3	2.8	—	5.1

Income (loss) before equity in income of subsidiaries	—	(33.0)	48.8	25.3	—	41.1
Equity in net income of subsidiaries	40.6	73.6	—	—	(114.2)	—

Consolidated net income	40.6	40.6	48.8	25.3	(114.2)	41.1
Net income attributable to noncontrolling interest	—	—	—	(0.5)	—	(0.5)

Net income attributable to Cooper-Standard Holdings Inc.	$40.6	$40.6	$48.8	$24.8	$(114.2)	$40.6

Comprehensive income	$86.5	$86.5	$48.8	$65.4	$(200.0)	$87.2
Less: Comprehensive income attributable to noncontrolling interests	—	—	—	(0.7)	—	(0.7)

Comprehensive income attributable to Cooper-Standard Holdings Inc.	$86.5	$86.5	$48.8	$64.7	$(200.0)	$86.5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

For the Year Ended December 31, 2011

Successor

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
	(dollars in millions)
Sales	$—	$498.4	$607.5	$1,888.2	$(140.6)	$2,853.5
Cost of products sold	—	407.8	495.1	1,640.6	(140.6)	2,402.9
Selling, administration, & engineering expenses	—	109.8	0.6	147.2	—	257.6
Amortization of intangibles	—	11.1	—	4.5	—	15.6
Restructuring	—	0.4	5.9	45.9	—	52.2

Operating profit (loss)	—	(30.7)	105.9	50.0	—	125.2
Interest expense, net of interest income	—	(28.5)	—	(12.0)	—	(40.5)
Equity earnings	—	1.2	1.0	3.2	—	5.4
Other income (expense), net	—	44.1	13.0	(49.9)	—	7.2

Income (loss) before income taxes	—	(13.9)	119.9	(8.7)	—	97.3
Provision (benefit) for income tax expense	—	(0.8)	6.1	15.5	—	20.8

Income (loss) before equity in income of subsidiaries	—	(13.1)	113.8	(24.2)	—	76.5
Equity in net income of subsidiaries	102.8	115.9	—	—	(218.7)	—

Consolidated net income (loss)	102.8	102.8	113.8	(24.2)	(218.7)	76.5
Net loss attributable to noncontrolling interest	—	—	—	26.3	—	26.3

Net income attributable to Cooper-Standard Holdings Inc.	$102.8	$102.8	$113.8	$2.1	$(218.7)	$102.8

Comprehensive income (loss)	$44.5	$44.5	$113.8	$(61.0)	$(126.8)	$15.0
Add: Comprehensive loss attributable to noncontrolling interests	—	—	—	29.5	—	29.5

Comprehensive income (loss) attributable to Cooper-Standard Holdings Inc.	$44.5	$44.5	$113.8	$(31.5)	$(126.8)	$44.5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

For the Year Ended December 31, 2012

Successor

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
	(dollars in millions)
Sales	$—	$564.4	$629.1	$1,871.8	$(184.4)	$2,880.9
Cost of products sold	—	470.0	526.6	1,629.8	(184.4)	2,442.0
Selling, administration, & engineering expenses	—	127.6	4.9	148.8	—	281.3
Amortization of intangibles	—	11.4	—	4.0	—	15.4
Impairment charges	—	—	—	10.1	—	10.1
Restructuring	—	0.3	0.4	28.1	—	28.8

Operating profit (loss)	—	(44.9)	97.2	51.0	—	103.3
Interest expense, net of interest income	—	(33.4)	—	(11.4)	—	(44.8)
Equity earnings	—	1.8	3.7	3.3	—	8.8
Other income (expense), net	—	34.5	1.4	(35.9)	—	—

Income (loss) before income taxes	—	(42.0)	102.3	7.0	—	67.3
Provision (benefit) for income tax expense	—	19.5	(48.1)	(2.9)	—	(31.5)

Income (loss) before equity in income (loss) subsidiaries	—	(61.5)	150.4	9.9	—	98.8
Equity in net income of subsidiaries	102.8	164.3	—	—	(267.1)	—

Consolidated net income	102.8	102.8	150.4	9.9	(267.1)	98.8
Net loss attributable to noncontrolling interest	—	—	—	4.0	—	4.0

Net income attributable to Cooper-Standard Holdings Inc.	$102.8	$102.8	$150.4	$13.9	$(267.1)	$102.8

Comprehensive income (loss)	$69.8	$69.8	$150.4	$(12.2)	$(213.2)	$64.6
Add: Comprehensive loss attributable to noncontrolling interests	—	—	—	5.2	—	5.2

Comprehensive income (loss) attributable to Cooper-Standard Holdings Inc.	$69.8	$69.8	$150.4	$(7.0)	$(213.2)	$69.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2011

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
	(dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$189.6	$—	$172.1	$—	$361.7
Accounts receivable, net	—	66.8	74.8	292.3	—	433.9
Inventories, net	—	18.8	24.2	96.7	—	139.7
Prepaid expenses	—	5.2	0.4	20.7	—	26.3
Other	—	23.1	2.0	18.8	—	43.9

Total current assets	—	303.5	101.4	600.6	—	1,005.5
Investments in affiliates and intercompany accounts, net	597.9	290.9	1,050.0	(164.9)	(1,719.5)	54.4
Property, plant, and equipment, net	—	77.8	64.6	477.3	—	619.7
Goodwill	—	111.1	—	25.3	—	136.4
Other assets	—	97.6	(5.8)	96.0	—	187.8

	$597.9	$880.9	$1,210.2	$1,034.3	$(1,719.5)	$2,003.8

LIABILITIES & EQUITY
Current liabilities:
Debt payable within one year	$—	$—	$—	$33.1	$—	$33.1
Accounts payable	—	48.3	30.9	177.5	—	256.7
Accrued liabilities	—	48.9	9.0	135.3	—	193.2

Total current liabilities	—	97.2	39.9	345.9	—	483.0
Long-term debt	—	450.0	—	5.6	—	455.6
Other liabilities	—	164.1	5.9	153.8	—	323.8

Total liabilities	—	711.3	45.8	505.3	—	1,262.4
Redeemable noncontrolling interests	—	—	—	14.3	—	14.3
Preferred stock	—	125.9	—	—	—	125.9
Total Cooper-Standard Holdings Inc. equity	597.9	43.7	1,164.4	511.4	(1,719.5)	597.9
Noncontrolling interests	—	—	—	3.3	—	3.3

Total equity	597.9	43.7	1,164.4	514.7	(1,719.5)	601.2

Total liabilities and equity	$597.9	$880.9	$1,210.2	$1,034.3	$(1,719.5)	$2,003.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2012

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
	(dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$177.5	$4.4	$88.7	$—	$270.6
Accounts receivable, net	—	68.2	84.7	346.7	—	499.6
Inventories, net	—	18.8	28.5	96.0	—	143.3
Prepaid expenses	—	5.9	0.3	15.7	—	21.9
Other	—	35.5	0.6	19.1	—	55.2

Total current assets	—	305.9	118.5	566.2	—	990.6
Investments in affiliates and intercompany accounts, net	628.3	339.7	998.7	(52.9)	(1,851.6)	62.2
Property, plant, and equipment, net	—	88.2	56.5	483.9	—	628.6
Goodwill	—	111.1	—	22.6	—	133.7
Other assets	—	80.9	48.2	81.8	—	210.9

	$628.3	$925.8	$1,221.9	$1,101.6	$(1,851.6)	$2,026.0

LIABILITIES & EQUITY
Current liabilities:
Debt payable within one year	$—	$—	$—	$32.6	$—	$32.6
Accounts payable	—	45.4	41.3	184.7	—	271.4
Accrued liabilities	—	59.1	5.4	118.5	—	183.0

Total current liabilities	—	104.5	46.7	335.8	—	487.0
Long-term debt	—	450.0	—	0.8	—	450.8
Other liabilities	—	167.4	(0.2)	156.0	—	323.2

Total liabilities	—	721.9	46.5	492.6	—	1,261.0
Redeemable noncontrolling interests	—	—	—	14.2	—	14.2
Preferred stock	—	121.6	—	—	—	121.6
Total Cooper-Standard Holdings Inc. equity	628.3	82.3	1,175.4	593.9	(1,851.6)	628.3
Noncontrolling interests	—	—	—	0.9	—	0.9

Total equity	628.3	82.3	1,175.4	594.8	(1,851.6)	629.2

Total liabilities and equity	$628.3	$925.8	$1,221.9	$1,101.6	$(1,851.6)	$2,026.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Five Months Ended May 31, 2010

Predecessor

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
	(dollars in millions)
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$—	$(122.8)	$(0.3)	$47.7	$—	$(75.4)
INVESTING ACTIVITIES
Capital expenditures, including other intangible assets	—	(3.0)	(4.0)	(15.9)	—	(22.9)
Proceeds from the sale of fixed assets	—	—	3.6	0.2	—	3.8

Net cash used in investing activities	—	(3.0)	(0.4)	(15.7)	—	(19.1)
FINANCING ACTIVITIES
Decrease in short-term debt	—	(75.0)	—	(102.1)	—	(177.1)
Principal payments on long-term debt	—	(595.5)	—	(114.0)	—	(709.5)
Proceeds from issuance of stock	—	355.0	—	—	—	355.0
Debt issuance costs	—	(30.9)	—	(0.1)	—	(31.0)
Proceeds from issuance of long-term debt	—	450.0	—	—	—	450.0

Net cash provided by (used in) financing activities	—	103.6	—	(216.2)	—	(112.6)
Effects of exchange rate changes on cash	—	(0.3)	—	5.8	—	5.5
Changes in cash and cash equivalents	—	(22.5)	(0.7)	(178.4)	—	(201.6)
Cash and cash equivalents at beginning of period	—	91.5	0.7	288.1	—	380.3

Cash and cash equivalents at end of period	$—	$69.0	$—	$109.7	$—	$178.7

Depreciation and amortization	$—	$6.5	$6.6	$22.6	$—	$35.7

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the Seven Months Ended December 31, 2010 Successor

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
	(dollars in millions)
OPERATING ACTIVITIES
Net cash provided by operating activities	$3.2	$65.0	$6.3	$96.1	$—	$170.6
INVESTING ACTIVITIES
Capital expenditures, including other intangible assets	—	(10.2)	(6.3)	(37.9)	—	(54.4)
Proceeds from the sale of fixed assets	—	2.3	—	0.3	—	2.6

Net cash used in investing activities	—	(7.9)	(6.3)	(37.6)	—	(51.8)
FINANCING ACTIVITIES
Increase in short-term debt	—	—	—	3.9	—	3.9
Principal payments on long-term debt	—	(0.1)	—	(2.0)	—	(2.1)
Other	(3.2)	37.0	—	(37.0)	—	(3.2)

Net cash provided by (used in) financing activities	(3.2)	36.9	—	(35.1)	—	(1.4)
Effects of exchange rate changes on cash	—	—	—	(1.6)	—	(1.6)
Changes in cash and cash equivalents	—	94.0	—	21.8	—	115.8
Cash and cash equivalents at beginning of period	—	69.0	—	109.7	—	178.7

Cash and cash equivalents at end of period	$—	$163.0	$—	$131.5	$—	$294.5

Depreciation and amortization	$—	$17.1	$10.3	$39.3	$—	$66.7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2011

Successor

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
	(dollars in millions)
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$7.1	$31.7	$(2.3)	$135.8	$—	$172.3
INVESTING ACTIVITIES
Capital expenditures, including other intangible assets	—	(23.1)	(13.4)	(71.8)	—	(108.3)
Acquisition of businesses, net of cash acquired	—	—	—	28.4	—	28.4
Investment in affiliates	—	(10.5)	—	—	—	(10.5)
Proceeds from partial sale of joint venture	—	—	16.0	—	—	16.0
Proceeds from the sale of fixed assets	—	—	0.5	0.1	—	0.6

Net cash provided by (used in) investing activities	—	(33.6)	3.1	(43.3)	—	(73.8)
FINANCING ACTIVITIES
Decrease in short-term debt	—	—	—	(5.8)	—	(5.8)
Principal payments on long-term debt	—	—	—	(4.0)	—	(4.0)
Repurchase of preferred stock	—	(7.5)	—	—	—	(7.5)
Other	(7.1)	36.0	(0.8)	(35.4)	—	(7.3)

Net cash provided by (used in) financing activities	(7.1)	28.5	(0.8)	(45.2)	—	(24.6)
Effects of exchange rate changes on cash	—	—	—	(6.7)	—	(6.7)
Changes in cash and cash equivalents	—	26.6	—	40.6	—	67.2
Cash and cash equivalents at beginning of period	—	163.0	—	131.5	—	294.5

Cash and cash equivalents at end of period	$—	$189.6	$—	$172.1	$—	$361.7

Depreciation and amortization	$—	$28.5	$16.3	$79.3	$—	$124.1

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the Year Ended December 31, 2012 Successor

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
	(dollars in millions)
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$6.8	$(1.0)	$17.0	$61.6	$—	$84.4
INVESTING ACTIVITIES
Capital expenditures, including other intangible assets	—	(28.9)	(16.7)	(85.5)	—	(131.1)
Acquisition of businesses, net of cash acquired	—		—	(1.1)	—	(1.1)
Proceeds from the sale of fixed assets	—	(0.1)	4.1	10.6	—	14.6

Net cash used in investing activities	—	(29.0)	(12.6)	(76.0)	—	(117.6)
FINANCING ACTIVITIES
Decrease in short-term debt	—	—	—	(0.4)	—	(0.4)
Principal payments on long-term debt	—	—	—	(5.1)	—	(5.1)
Purchase of noncontrolling interest	—	—	—	(2.0)	—	(2.0)
Repurchase of preferred and common stock	—	(43.7)	—	—	—	(43.7)
Other	(6.8)	61.6	—	(61.6)	—	(6.8)

Net cash provided by (used in) financing activities	(6.8)	17.9	—	(69.1)	—	(58.0)
Effects of exchange rate changes on cash	—	—	—	0.1	—	0.1
Changes in cash and cash equivalents	—	(12.1)	4.4	(83.4)	—	(91.1)
Cash and cash equivalents at beginning of period	—	189.6	—	172.1	—	361.7

Cash and cash equivalents at end of period	$—	$177.5	$4.4	$88.7	$—	$270.6

Depreciation and amortization	$—	$28.3	$14.5	$79.9	$—	$122.7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except note 23, per share and share amounts)

24. Accounts Receivable Factoring

As a part of its working capital management, the Company sells certain receivables through third party financial institutions with and without recourse. The amount sold varies each month based on the amount of underlying receivables and cash flow needs of the Company. The Company continues to service the receivables. These are permitted transactions under the Company’s credit agreement.

At December 31, 2011 and 2012, the Company had $90,829 and $73,686, respectively, outstanding under receivable transfer agreements without recourse entered into by various locations. The total amount of accounts receivable factored were $257,490 and $332,004 for the years ended December 31, 2011 and 2012. Costs incurred on the sale of receivables were $2,047 and $2,216 for the years ended December 31, 2011 and 2012, respectively. These amounts are recorded in other income (expense), net and interest expense, net of interest income in the consolidated statements of net income.

At December 31, 2011 and 2012, the Company had $13,865 and $13,708, respectively, outstanding under receivable transfer agreements with recourse. The secured borrowings are recorded in debt payable within one year and receivables are pledged equal to the balance of the borrowings. The total amount of accounts receivable factored was $58,950 and $81,596 for the years ended December 31, 2011 and 2012, respectively. Costs incurred on the sale of receivables were $363 and $340 for the years ended December 31, 2011 and 2012, respectively. These amounts are recorded in other income (expense), net and interest expense, net of interest income in the consolidated statement of net income.

SCHEDULE II

Valuation and Qualifying Accounts

(dollars in millions)

Description	Balance at beginning of period	Other Changes		Charged to Expenses	Charged (credited) to other accounts (a)	Deductions	Balance at end of period
Allowance for doubtful accounts deducted from accounts receivable
Five months ended May 31, 2010—Predecessor	$5.8	(3.7	) (b)	(0.2)	(1.0)	(0.9)	$—
Seven months ended December 31, 2010—Successor	$—	—		0.9	0.1	—	$1.0
Year ended December 31, 2011—Successor	$1.0	—		3.8	(0.9)	(0.9)	$3.0
Year ended December 31, 2012—Successor	$3.0	—		0.8	0.6	(0.7)	$3.7

(a)	Primarily foreign currency translation.
(b)	“Other Changes” includes fresh-start accounting adjustments of $3.7 million.

Description	Balance at beginning of period	Additions			Balance at end of period
		Charged to Income	Charged to Equity	Deductions
Tax valuation allowance
Five months ended May 31, 2010 -Predecessor	$210.6	(38.9)	(9.9)	—	$161.8
Seven months ended December 31, 2010—Successor	$161.8	(3.5)	(2.9)	—	$155.4
Year ended December 31, 2011—Successor	$155.4	(10.8)	7.8	—	$152.4
Year ended December 31, 2012—Successor	$152.4	(57.7)	2.6	—	$97.3